UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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FLIR SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

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27700 SW Parkway Avenue
Wilsonville, Oregon 97070
(503) 498 -3547
___________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2012
________________________________________________________________________
To the Shareholders of FLIR Systems, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of FLIR Systems, Inc. (the “Company”) will be held on Friday, April 27, 2012, at 10:00 a.m., at FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070 for the following purposes:

1.
Election of Directors.  To elect the two director nominees identified in the attached Proxy Statement, each for a three-year term expiring in 2015 and to hold office until his successor is elected and qualified;

2.	Approval of the Executive Bonus Plan. To approve the adoption of the 2012 Executive Bonus Plan for the Company's executive officers;

3.
Ratification of Appointment of the Independent Registered Public Accounting Firm.  To ratify the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012;

4.
Shareholder Proposal regarding Declassification of the Board. To consider a shareholder proposal that the Company's Board of Directors take steps to begin the process of declassifying the Company's Board of Directors, provided the shareholder proposal is presented properly at the Annual Meeting;

5.
Shareholder Proposal regarding Adoption of a Majority Vote Standard.   To consider a shareholder proposal that the Company's Board of Directors take steps to adopt a majority vote standard to be used in uncontested director elections, provided the shareholder proposal is presented properly at the Annual Meeting; and

6.	Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Board of Directors of the Company has fixed the close of business on February 29, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
By Order of the Board,
Earl R. Lewis
Chairman of the Board of Directors, President
and Chief Executive Officer
Wilsonville, Oregon
March 16, 2012
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2012
The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.flir.com/investor.

IT IS IMPORTANT THAT PROXIES BE COMPLETED AND SUBMITTED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR VOTE BY PROXY VIA THE INTERNET, BY TELEPHONE OR BY MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ACCORDANCE WITH THE ACCOMPANYING INSTRUCTIONS.

FLIR SYSTEMS, INC.
27700 SW Parkway Avenue
Wilsonville, Oregon 97070
(503) 498-3547
_____________________________________
PROXY STATEMENT
for the
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2012
_____________________________________

INTRODUCTION
General
This Proxy Statement is being furnished to the shareholders of FLIR Systems, Inc., an Oregon corporation (“FLIR,” the “Company, “we,” “us,” or “our”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) from holders of the outstanding shares of FLIR common stock, par value $0.01 per share (the “Common Stock”), for use at the Company’s Annual Meeting of Shareholders to be held on April 27, 2012, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked to elect two members to the Board of Directors, approve the adoption of the 2012 Executive Bonus Plan, ratify the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, consider a shareholder proposal that we take steps to begin the process of declassifying the Company's Board of Directors, provided the proposal is properly presented at the Annual Meeting, consider a shareholder proposal that we take steps to adopt a majority vote standard to be used in uncontested director elections, provided the proposal is properly presented at the Annual Meeting, and transact such other business as may properly come before the Annual Meeting. This Proxy Statement, together with the enclosed proxy card, is first being made available to shareholders of FLIR on or about March 16, 2012.
Solicitation, Voting and Revocability of Proxies
The Board of Directors has fixed the close of business on February 29, 2012 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 154,062,236 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.
If you are a shareholder of record, you can vote (i) by attending the Annual Meeting, (ii) by signing, dating and mailing in your proxy card, or (iii) by following the instructions on your proxy card for voting by telephone or on the Internet. If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.
If the form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the two nominees to the Board of Directors, FOR the approval of the 2012 Executive Bonus Plan, FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, AGAINST the shareholder proposal that we take steps to begin the process of declassifying the Company's Board of Directors and AGAINST the shareholder proposal that we take steps to adopt a majority vote standard to be used in uncontested director elections. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.
The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070, or by attending the Annual Meeting and voting in person. However, a shareholder who attends the Annual Meeting need not revoke a previously executed proxy and vote in person unless such shareholder wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting.

ELECTION OF DIRECTORS
The Company’s Board of Directors has seven members. At the Annual Meeting, two directors will be elected, each for a three-year term expiring in 2015 and to hold office until his successor is elected and qualified. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy “FOR” the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if either of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the number of directors constituting the Board of Directors may be reduced prior to the Annual Meeting or the proxies may be voted for the election of such other person as the Board of Directors may recommend.
Under the Company’s Articles of Incorporation and Bylaws, the directors are divided into three classes. The term of office of only one class of directors expires in each year, and the successors of the members of each class are elected for terms of three years and until their successors are elected and qualified. There is no cumulative voting for election of directors.
Information as to Nominees and Continuing Directors
The following table sets forth the names of the Board of Directors’ nominees for election as a director and those directors who will continue to serve after the Annual Meeting. Also set forth in this section is certain other information with respect to each such person’s age, principal occupation or employment during at least the past five years, the periods during which he has served as a director of FLIR, the expiration of his term as a director, and the positions currently held with FLIR.

Nominees:	Age	Director Since .	Expiration of Current Term .	Expiration of Term for which Nominated	Position Held with FLIR
Earl R. Lewis	68	1999	2012	2015	Chairman of the Board of Directors, President and Chief Executive Officer
Steven E. Wynne	59	1999	2012	2015	Director

Continuing Directors:
John D. Carter	66	2003	2013	—	Director
William W. Crouch	70	2005	2014	—	Director
Angus L. Macdonald	57	2001	2014	—	Director
Michael T. Smith	68	2002	2013	—	Director
John W. Wood, Jr.	68	2009	2013	—	Director
EARL R. LEWIS. Mr. Lewis has served as Chairman, President and Chief Executive Officer of the Company since November 1, 2000. His current term on the Board expires at the Company’s 2012 Annual Meeting of Shareholders, at which time his election to the Board for a three year term expiring in 2015 and to hold office until his successor is elected and qualified will be voted upon. Mr. Lewis was initially elected to the Board in June 1999 in connection with the acquisition of Spectra Physics AB by Thermo Instrument Systems, Inc. Prior to joining FLIR, Mr. Lewis served in various capacities at Thermo Instrument Systems, Inc., with his last role as President and Chief Executive Officer. Mr. Lewis is a member of the Board of Directors of Harvard BioScience and NxStage Medical, Inc. Mr. Lewis is a Trustee of Clarkson University and New Hampton School. Mr. Lewis holds a B.S. from Clarkson College of Technology and has attended post-graduate programs at the University of Buffalo, Northeastern University and Harvard University. Mr. Lewis has a Professional Director Certification earned through an extended series of director education programs sponsored by the Corporate Directors group. Qualifications: Mr. Lewis’ leadership of the Company for the past decade affords him a deep understanding of the Company’s technology and operations, as well as the markets in which the Company operates. Mr. Lewis’ prior service in executive management positions and his past and present service on other company boards of directors, including public company boards, enable him to provide insight and guidance in an array of areas including global operations and strategic planning, enterprise risk management, and corporate governance. Mr. Lewis has played, and continues to play, an active role in the Company’s financial management and corporate development, including merger and acquisition activity.
STEVEN E. WYNNE. Mr. Wynne has served as a director of the Company since November 1999. His current term on the Board expires at the Company’s 2012 Annual Meeting of Shareholders, at which time his election to the Board for a three year term expiring in 2015 and to hold office until his successor is elected and qualified will be voted upon. Since January 1, 2011, Mr. Wynne has served as Executive Vice-President of JELD-WEN, Inc. Mr. Wynne was Senior Vice President of The ODS Companies, a diversified insurance company from February 1, 2010 to January 2011. From March 1, 2004 through March 31,

2007, Mr. Wynne was President and Chief Executive Officer of SBI International, Ltd., parent company of sports apparel and footwear company Fila. From August 2001 through March 2002, and from April 2003 through February 2004, Mr. Wynne was a partner in the Portland, Oregon law firm of Ater Wynne LLP. Mr. Wynne served as acting Senior Vice President and General Counsel to the Company from April 2002 through March 2003. Mr. Wynne was formerly Chairman and Chief Executive Officer of eteamz.com, an on-line community serving amateur athletics, from June 2000 until its sale to Active.com in January 2001. From February 1995 to March 2000, Mr. Wynne served as President and Chief Executive Officer of adidas America, Inc. Prior to that time, he was a partner in the law firm of Ater Wynne LLP. Mr. Wynne received an undergraduate degree and a J.D. from Willamette University. Mr. Wynne also serves on the Board of Directors of Planar Systems, Inc. Qualifications: Mr. Wynne has been associated with the Company in a variety of capacities since 1983, including prior service as its outside counsel. By virtue of this extensive relationship, Mr. Wynne has developed a high degree of familiarity with the Company’s operations, risks and opportunities. In addition, Mr. Wynne’s legal training and senior executive leadership experience with other companies qualifies Mr. Wynne to provide insight and guidance as a member of the Company’s Audit Committee, as well as in the areas of corporate governance, strategic planning and enterprise risk management.
GENERAL WILLIAM W. CROUCH (UNITED STATES ARMY—RETIRED). General Crouch has served as a director of the Company since May 2005. General Crouch retired from the United States Army in 1999 following a 36-year career during which he served in numerous roles including Commanding General—Eighth Army and Chief of Staff, United Nations Command and United States Forces Korea; Commander in Chief, United States Army, Europe; Commanding General, NATO Implementation (later Stabilization) Force, Bosnia/Herzegovina; and the United States Army’s 27th Vice Chief of Staff. Until 2010, he served as one of five generals who oversaw the Army’s Battle Command Training Program. In October 2000, General Crouch was named co-chair of the USS COLE Commission, which was formed to examine the terrorist attack on the USS COLE. He is a Distinguished Senior Fellow with the Center for Civil Military Operations at the United States Naval Post Graduate School, and serves on the Board of the Keck Institute for International and Strategic Studies at Claremont McKenna College. He received a B.A. in Civil Government from Claremont McKenna College, and a M.A. in History from Texas Christian University. Qualifications: General Crouch’s career as an Army officer and continuing interest in the U.S. military afford the Company significant insight into the Company’s important military customers in terms of strategic and tactical doctrines and how the Company’s products should be developed and adapted to facilitate the implementation of these doctrines. General Crouch also possesses an understanding of the political and military realities in certain global regions in which the Company’s products are employed. In addition, General Crouch’s experience in senior leadership roles in large Army commands enables him to offer guidance on the leadership of complex organizations.
ANGUS L. MACDONALD. Mr. Macdonald has served as a director of the Company since April 2001. In 2000, Mr. Macdonald founded and is currently President of Venture Technology Merchants, LLC, an advisory and merchant banking firm to growth companies regarding capital formation, corporate development and strategy. From 1996 to 2000, Mr. Macdonald was Senior Vice President and headed Special Situations in the health care equities research group at Lehman Brothers, Inc. Prior to joining Lehman Brothers, Mr. Macdonald was a senior securities analyst at Fahnestock, Inc. (now Oppenheimer). He holds a B.A. from the University of Pennsylvania and an MBA from Cranfield University, UK. Qualifications: Through his education and prior experiences, including his current role as founder and President of Venture Technology Merchants, LLC, Mr. Macdonald has developed extensive expertise in corporate development strategies for technology enterprises such as the Company as well as in financial structuring and strategy. Mr. Macdonald’s years of experience in the financial services sector provide the Company with insight into the value creation impacts of various financial and operational strategies. These skills enable him to serve as a member of the Company’s Audit Committee and to provide insight to the Company in the development of its financial management and capital deployment strategies.
JOHN D. CARTER. Mr. Carter has served as a director of the Company since August 2003. Mr. Carter served as President and Chief Executive Officer of Schnitzer Steel Industries Inc., a metals recycling company, from May 2005 to November 2008. Since December 1, 2008, Mr. Carter has served as Chairman of the Board of Directors of Schnitzer Steel Industries, Inc. From 2002 to May 2005, Mr. Carter was a principal in the consulting firm of Imeson & Carter, a firm specializing in transportation and international businesses transactions. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary and other operating groups. Mr. Carter is a member of the Board of Directors of Northwest Natural Gas Company. He is Chairman of privately-owned Kuni Enterprises, Inc. and on the Board of the Oregon chapter of the Nature Conservancy. He also is the manager of Birch Creek Associates LLC and Dusky Goose LLC, engaged in agricultural and commercial land ownership, vineyard ownership and wine business. He received his B.A. from in History from Stanford University and his J.D. from Harvard Law School. Qualifications: In addition to his legal experience gained while practicing law, Mr. Carter brings many years of senior executive management experience, most recently as president and chief executive officer of a multi-billion dollar public company. This combination of legal and management experiences enables Mr. Carter to provide guidance to the Company in the areas of legal risk oversight and enterprise risk management, corporate governance, financial management and corporate strategic planning.

MICHAEL T. SMITH. Mr. Smith has served as a director of the Company since July 2002. From 1997 until his retirement in May 2001, Mr. Smith was Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation. From 1985 until 1997 he served in a variety of capacities for Hughes, including Vice Chairman of Hughes Electronics, Chairman of Hughes Missile Systems and Chairman of Hughes Aircraft Company. Prior to joining Hughes in 1985, Mr. Smith spent nearly 20 years with General Motors in a variety of financial management positions. Mr. Smith is also a director of Ingram Micro, Inc., Teledyne Technologies Incorporated and WABCO Holdings Inc. Mr. Smith holds a B.A. from Providence College and an MBA from Babson College. He also served as an officer in the United States Army. Qualifications: Throughout his career, Mr. Smith has had extensive financial and general management experience, including service as CEO of a large public company. These skills and experiences qualify him to serve as the Company’s Audit Committee financial expert. By virtue of his years of service on other public company boards of directors, Mr. Smith also provides the Company with expertise in corporate governance, enterprise risk management and strategic planning. In addition, Mr. Smith’s years in a variety of executive leadership roles with other companies qualifies him to provide guidance to the Company in the areas of global operations and corporate strategic development.
JOHN W. WOOD, JR. Mr. Wood has served as a director of the Company since May 2009. Mr. Wood served as Chief Executive Officer of Analogic Corporation, a leading designer and manufacturer of medical imaging and security systems, from 2003 to 2006, and is currently a consultant. Prior to joining Analogic, Mr. Wood held senior executive positions over a 22-year career at Thermo Electron Corporation. He served as President of Peek Ltd., a division of Thermo Electron Corporation, and as a Senior Vice President of the parent company. He previously served as President and Chief Executive Officer of Thermedics, a subsidiary of Thermo Electron Corporation. Mr. Wood is a director of ESCO Corporation and American Superconductor. Mr. Wood earned a Bachelor’s degree in Electrical Engineering from Louisiana Tech University and a Master’s degree in Electrical Engineering from Massachusetts Institute of Technology. Qualifications: Through his academic training and his extensive executive experience with companies in relevant industries, Mr. Wood possesses the knowledge and expertise to understand and offer guidance regarding the Company’s technologies and markets. In addition, as the former chief executive officer of a public company, Mr. Wood is qualified to provide leadership in the areas of corporate governance, operations and enterprise risk management.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, the Company’s Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality of the votes cast by the shares entitled to vote exists with respect to a given nominee. See “Corporate Governance and Related Matters – Majority Vote Policy” for additional information regarding procedures relating to the election of the Company’s directors.

CORPORATE GOVERNANCE AND RELATED MATTERS
Communications with Directors
Shareholders and other parties interested in communicating directly with the Chairman or with the non-employee directors as a group may do so by writing to the Chairman of the Board, c/o Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Meetings
During 2011, the Company’s Board of Directors held eight meetings. Each incumbent director attended more than 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he served. Under the Company’s Corporate Governance Principles, each director is expected to commit the time necessary to prepare for and attend all Board meetings and meetings of committees of the Board on which they serve, as well as the Company’s Annual Meeting of Shareholders. All members of the Company’s Board of Directors attended the 2011 Annual Meeting of Shareholders.
Board of Directors Committees
The Board of Directors has standing Audit, Compensation, Corporate Governance and Strategy & Technology Committees. Each committee operates pursuant to a written charter, which is reviewed annually. The charter of each committee may be viewed online at www.flir.com/investor. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting and other advisors. The members of the Audit, Compensation and Corporate Governance Committees have all been determined to be “independent” as defined by applicable NASDAQ Global Select Market (“NASDAQ”) rules. The members of each committee are identified in the following table. Mr. Lewis, the Company’s President and Chief Executive Officer, is not “independent” as defined by applicable NASDAQ rules.

Name	Audit	Corporate Governance	Compensation	Strategy & Technology
John D. Carter		Chair
William W. Crouch		X	X	X
Earl R. Lewis				Chair
Angus L. Macdonald	X		Chair
Michael T. Smith	Chair		X
John W. Wood, Jr.		X		X
Steven E. Wynne	X	X

The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements and financial reporting process; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications, appointment and independence; the performance of the internal audit function; the review of all third-party transactions involving, directly or indirectly, the Company and any of its directors or officers; and the adequacy of the Company’s accounting and internal control systems. During fiscal year 2011, the Audit Committee held nine meetings.

The Compensation Committee is responsible for all matters relating to the compensation of the Company’s executives, including salaries, bonuses, fringe benefits, incentive compensation, equity-based compensation, retirement benefits, severance pay and benefits, and compensation and benefits in the event of a change of control of the Company. The Compensation Committee also administers the Company’s equity compensation plans. During fiscal year 2011, the Compensation Committee held five meetings. See also the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of the Company’s processes and procedures for determining executive compensation.

The Corporate Governance Committee is responsible for recommending to the Board operating policies that conform to appropriate levels of corporate governance practice; overseeing the Board’s annual self-evaluation; identifying qualified candidates to serve on the Board; determining the qualification of Board members; evaluating the size and composition of the Board and its committees; reviewing the Company’s Corporate Governance Principles; reviewing the compensation policies for non-employee directors, and recommending nominees to stand for election at each annual meeting of shareholders. The Corporate Governance Committee seeks candidates to serve on the Board who are persons of integrity, with significant accomplishments and recognized business experience. As required by its Charter, the Corporate Governance Committee considers diversity of backgrounds and viewpoints when considering nominees for director but has not established a formal policy regarding diversity in identifying director nominees. During fiscal year 2011, the Corporate Governance Committee held three meetings.

The Strategy and Technology Committee is responsible for serving as a liaison between the Board and the Company's operating unit personnel in the areas of technology innovations and strategy development (including, without limitation, products and applications, markets and customers, and potential acquisitions); providing guidance and expertise in these areas to the operating units; and monitoring industry developments in the technologies and strategic initiatives that are of importance to the Company and its shareholders.  Following its formation in July 2011, the Strategy and Technology Committee held one meeting.
Shareholder Nominations
The Corporate Governance Committee will review recommendations by shareholders of individuals for consideration as candidates for election to the Board of Directors. Any such recommendations should be submitted in writing to the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070. Historically, the Company has not had a formal policy concerning shareholder recommendations to the Corporate Governance Committee (or its predecessors) because it believes that the informal consideration process in place to date has been adequate given that the Company has never received any director recommendations from shareholders. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received.
The Company’s Bylaws set forth procedures that must be followed by shareholders seeking to make nominations for directors. The Company’s Bylaws may be accessed at http://www.sec.gov/Archives/edgar/data/354908/000119312509170208/dex32.htm. Each notice given by a shareholder with respect to nominations for the election of directors must comply with the requirements of Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s Bylaws.

Majority Vote Policy
The Board has recently approved an amendment to the Company’s Corporate Governance Principles that provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the resignation of such director, or whether other action should be taken. The Board must then make a decision regarding the resignation and publicly disclose its decision, and the rationale underlying it, within 90 days of the election. This 90-day period is subject to extension for an additional 90-day period. The director who has tendered his or her resignation may not participate in any of the deliberations of the Corporate Governance Committee or the Board regarding whether to accept the resignation.

Corporate Governance
FLIR maintains a Corporate Governance page on its website that provides specific information about its corporate governance initiatives, including FLIR’s Corporate Governance Principles, Codes of Ethical Business Conduct, Code of Ethics for Senior Financial Officers and charters for the committees of the Board of Directors. The Corporate Governance page can be found on our website at www.flir.com/investor.
FLIR’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), including:

•	The Board of Directors has adopted clear corporate governance policies;

•
A majority of the Board members are independent of FLIR and its management based on the relevant independence requirements contained in the Company’s Corporate Governance Principles as well as any additional or supplemental independence standards established by NASDAQ;

•
All members of the Board's Audit, Compensation and Corporate Governance Committees are independent based on the relevant independence requirements contained in the Company’s Corporate Governance Principles as well as any additional or supplemental independence standards established by NASDAQ and SOX;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	FLIR has a Code of Ethical Business Conduct for FLIR Operations Inside the U.S. and a Code of Ethical Business Conduct for FLIR Operations Outside the U.S.;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•
FLIR has an ethics officer and an internet-based hotline monitored by EthicsPoint® that is available to all employees, and FLIR’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters; and

•
FLIR has adopted a Code of Ethics for Senior Financial Officers that applies to its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer/Corporate Controller, Corporate Treasurer, Business Unit Controllers and Site Controllers.

You may obtain copies of the documents posted on FLIR’s Corporate Governance page on its website by writing to the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070.
Board Leadership Structure and Role in Risk Oversight
The Board has determined that having its Chief Executive Officer serve as Chairman of the Board is appropriate for the Company at this time. Mr. Lewis’ extensive knowledge of the Company’s business and industry combined with his experience as Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board. No single leadership model is right for all companies at all times, however, so the Board periodically reviews its leadership structure. The Board does not currently have a lead independent director.
The Board is actively involved in oversight of risks inherent in the operation of the Company’s business including, without limitation, those risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission (the "SEC"). It is management’s responsibility to manage risk and bring to the Board’s attention the material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board manages this responsibility at the Board level with assistance from its four committees, as appropriate. The Board has delegated to the Audit Committee certain tasks related to the Company’s risk management process. The Audit Committee (i) serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems, and (ii) assists the Board in oversight of the Company’s compliance with legal and regulatory requirements. The Board has delegated to the Compensation Committee basic responsibility for oversight of management’s compensation risk assessment, including the annual determination of whether or not the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Corporate Governance Committee oversees the Company’s risks in the areas of corporate governance and ethics and compliance, and is primarily responsible for Board and committee performance and director nomination/succession. The Strategy and Technology Committee serves as a liaison between the Board and management in the areas of technology innovation and strategy development. These committees report the results of their review processes to the full Board during regularly scheduled Board meetings or more frequently, if warranted. In addition to review and discussion of reports prepared by the committees of the Board, the Board periodically discusses risk oversight in specific areas as they arise, including as part of its corporate strategy review.
Compensation Risk
We recently conducted an assessment of our compensation policies and practices, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. We reviewed and discussed the findings of the assessment with the Compensation Committee and concluded that our compensation programs are designed with an appropriate balance of risk and reward and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.
In conducting this review, we considered the following attributes of our programs:

•	Mix of base salary, annual incentive opportunities, and long-term equity compensation;

•	Balance between annual and longer-term performance opportunities;

•	Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results;

•	Use of ten-year stock options and equity awards that vest over time;

•
Generally providing senior executives with long-term equity-based compensation on an annual basis. We believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business;

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Stock ownership guidelines that are reasonable and designed to align the interests of our executive officers with those of our shareholders. This discourages executive officers from focusing on short-term results without regard for longer-term consequences; and

•	Compensation decisions include subjective considerations, which limit the influence of strictly formulaic factors on excessive risk taking.
Our Compensation Committee considered compensation risk implications during its deliberations on the design of our 2012 executive compensation programs with the goal of appropriately balancing short-term incentives and long-term performance.

MANAGEMENT
Executive Officers
The executive officers of the Company are as follows:

Name	Age	Position
Earl R. Lewis	68	Chairman of the Board of Directors, President and Chief Executive Officer
William W. Davis	55	Senior Vice President, General Counsel and Secretary
William A. Sundermeier	48	President, Government Systems
Andrew C. Teich	51	President, Commercial Systems
Anthony L. Trunzo	49	Senior Vice President, Finance and Chief Financial Officer
Information concerning the principal occupation of Mr. Lewis is set forth under “Election of Directors - Information as to Nominees and Continuing Directors.” Information concerning the principal occupation or employment during at least the past five years of the executive officers of the Company who are not also directors of the Company is set forth below.
WILLIAM W. DAVIS.    Mr. Davis joined FLIR in July 2007 as Senior Vice President, General Counsel and Secretary. Prior to joining FLIR, from 1999 to 2007, Mr. Davis was employed as in-house legal counsel with Brunswick Corporation, a global manufacturer and marketer of recreation products (2005-2007), and two subsidiaries of General Dynamics Corporation (1999 -2005).  From 1990 to 1992 and 1993 to 1999, Mr. Davis engaged in the private practice of law, most recently as a partner in the firm of Katten, Muchin & Zavis LLP.  From 1992 to 1993, Mr. Davis served as a law clerk to the Honorable Edward Carnes of the United States Court of Appeals for the Eleventh Circuit.  Mr. Davis received his B.S. with distinction from the United States Naval Academy and his J.D. from the University of Chicago Law School.  Following graduation from the Naval Academy, Mr. Davis served as an officer in the United States Marine Corps and Marine Corps Reserve.
WILLIAM A. SUNDERMEIER.    Mr. Sundermeier has been serving as the President of FLIR’s Government Systems Division since April 2006. Mr. Sundermeier joined FLIR in 1994 as Product Marketing Manager for Thermography Products and was appointed Director of Product Marketing for commercial and government products in 1995. In 1999, Mr. Sundermeier was appointed Senior Vice President for Product Strategy, focused on the integration of newly acquired companies. In September 2000, Mr. Sundermeier was appointed Senior Vice President and General Manager, Portland Operations. In April 2004, he was appointed Co-President of the Imaging Division. Prior to joining FLIR, Mr. Sundermeier was a founder of Quality Check Software, Ltd. in 1993. Mr. Sundermeier received his B.S. in Computer Science from Oregon State University and is an alumnus of the Harvard Business School Advanced Management Program.
ANDREW C. TEICH.    Mr. Teich has been President of the Company’s Commercial Systems Division since January 2010. From April 2006 to January 2010, he served as President of the Company’s Commercial Vision Systems Division. From 2000 to 2006, he served as the Senior Vice President of Sales and Marketing and then as Co-President of the Imaging Division at FLIR. Mr. Teich joined FLIR as Senior Vice President, Marketing, as a result of FLIR’s acquisition of Inframetrics in March 1999. While at Inframetrics, Mr. Teich served as Vice President of Sales and Marketing from 1996 to 1999. From 1984 to 1996, Mr. Teich served in various capacities within the sales organization at Inframetrics. He holds a B.S. degree in Marketing from Arizona State University and is an alumnus of the Harvard Business School Advanced Management Program.
ANTHONY L. TRUNZO.    Mr. Trunzo has been FLIR's Senior Vice President, Finance and Chief Financial Officer since June 2010. From August 2003, when he joined FLIR, until June 2010 he served as FLIR's Senior Vice President, Corporate Strategy and Development. From 1996 until joining FLIR, Mr. Trunzo was Managing Director in the Investment Banking Group at Banc of America Securities, LLC. From 1986 to 1996, he held various positions at PNC Financial Services Group, Inc. Mr. Trunzo holds a B.A. in Economics from the Catholic University of America, an MBA with a concentration in Finance from the University of Pittsburgh, and is an alumnus of the Harvard Business School Advanced Management Program.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis contains statements regarding future Company performance targets and goals. These targets and goals are disclosed in the context of FLIR’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. FLIR specifically cautions investors not to apply these statements to other contexts.
Philosophy and Objectives of Compensation Programs
General Philosophy
We believe the total compensation of our Named Executive Officers (the “NEOs”) should support the following objectives:

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To attract and retain NEOs with the skills, experience and motivation to enable the Company to achieve its stated objectives. This means that the Company provides an opportunity for NEOs to earn above average compensation for delivering consistently superior results;

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To provide a mix of current, short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunity and promote focus on both annual and multi-year business objectives. This means that NEOs have a higher percentage of their total pay opportunity tied to performance-based (versus fixed) and long-term (versus short-term) pay;

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To align total compensation with the performance commitments we make to our shareholders, including, long-term growth in revenue and diluted earnings per share (“EPS”). This means that benefits to our NEOs from both our short-term and long-term incentive programs are heavily influenced by our achieving EPS and revenue growth;

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To allow NEOs who demonstrate consistent performance over a multi-year period to earn above-average compensation when FLIR achieves above-average long-term performance. This means that our compensation program for NEOs has a high degree of variability—significant upside for performance that exceeds goals, with commensurate risk when performance falls short of goals;

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Is affordable and appropriate in light of the Company’s size, strategy and anticipated performance. This means that while the Compensation Committee considers competitive practice in its decision-making, it places significant emphasis on the Company’s specific strategy, financial situation and performance in the ultimate determination of compensation decisions; and

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Is straightforward and transparent in its design, so that shareholders and other interested parties can clearly understand all elements of our compensation plans, individually and in the aggregate. This means generally limiting the number of compensation elements, types of compensation, perquisites and post employment benefits while still remaining competitive in our compensation practices.

For purposes of this Compensation Discussion and Analysis, our NEOs consist of our Chief Executive Officer (the “CEO”), our Chief Financial Officer (the “CFO”), and our three next most highly compensated executives as of December 31, 2011. The NEOs are the same five individuals listed in the “Management” section above.
Annual Process for Determining NEO Compensation
We evaluate our compensation plans and programs annually. In the case of establishing our 2011 compensation, the process began in October 2010. At that time, Pearl Meyer & Partners (“Pearl Meyer”), who had been retained by the Compensation Committee as its independent compensation consultant, provided an executive compensation overview presentation to the Compensation Committee. The presentation contained a competitive pay analysis based on a methodology that included a review of peer group data, and evaluated the three major components of our executive compensation program - base salary, annual incentive, and long term incentive, as well as the impact of FLIR’s financial performance on executive compensation. This data was then integrated with other considerations such as relative compensation among the NEOs, overall Company performance in both absolute terms and relative to the peer group, and the results achieved by each individual NEO during the previous year. With the assistance of our human resources team, our CEO then makes recommendations regarding base salary and target levels of annual incentive and long-term incentive compensation for each NEO (other than the CEO) to the Compensation Committee for its review and approval. The Compensation Committee independently reviews the peer group data relating to CEO compensation, the overall Company performance and the performance of our CEO to determine his base salary and target levels of annual incentive and long-term incentive compensation. Concurrently, our human resources team and our CFO and CEO develop and recommend performance targets for the Annual Incentive Plan (“AIP”) to the Compensation Committee for its review and approval. The criteria for establishing these metrics include our anticipated financial performance for the year as measured by our internal budget, our long-term performance outlook as communicated to our shareholders, the Company’s recent and anticipated financial results, and consistency with historical practice.

The largest single element of total direct compensation (“TDC”) for our NEOs is long-term incentive compensation. TDC is defined as the sum of base salary, annual incentive compensation and long-term incentive compensation. Approximately 64% of our CEO’s target TDC is tied to the Company’s long-term performance. Compensation under our Long-Term Incentive Program (“LTIP”) for our NEOs, excluding our CEO, accounts for approximately 54% of their target TDC. The higher proportion of long-term incentive compensation for our CEO reflects market practices as well as our objective to align his compensation with long-term corporate performance. LTIP compensation vehicles have varied historically. From 2006 to 2010 we used various combinations of performance and time-based options and time-based restricted stock units. In 2011, the NEO LTIP consisted of time-based options, time-based RSUs and performance-based RSUs (as discussed on page 18).
We currently use the same metrics and similar plan design elements for the AIP compensation offered to our NEOs as those we use for the rest of our employees. While the amount of compensation that is at risk for performance varies among employee groups, all of our annual incentive pools are determined based on achievement of a target level of EPS and revenue. We believe EPS and revenue, and their annual growth rates, are important performance metrics for our shareholders. EPS and revenue growth are equally weighted. We believe that the use of these two key metrics in the AIP is aligned with market practice (as discussed on page 15).
We believe this approach to short-term and long-term compensation offers appropriate incentives to our NEOs who are most able to impact long-term success, while aligning the objectives of all of our employees with those of our shareholders. The Compensation Committee periodically reviews this approach to ensure it remains consistent with the best interests of our shareholders.

Linking Pay to Performance
Our approach to executive compensation is to pay for performance – that is, an NEO’s total compensation should rise or fall based on Company and individual performance. By making equity a substantial component of NEO compensation, we tie our NEOs’ long-term interests to that of stockholders. Our financial results for 2011 resulted in a significant decline in compensation for our NEOs by reduced AIP payments and forfeiture of equity grants.
For 2011, this pay for performance link is illustrated below.

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Our under achievement in relation to the EPS and revenue targets set in our AIP resulted in AIP payments at 53% of target. 2011 AIP payments for our NEOs as a group declined 64% compared to 2010, resulting in a $1.2 million decline in total AIP payments.

•
Our under achievement in relation to the EPS targets set in our 2009 and 2011 performance-based equity grants has resulted in the forfeiture of our NEOs’ performance-based options and RSUs with an aggregate grant date fair value of $1.4 million.

This strong link between pay and performance is highlighted in our "Annual Incentive Plan" and "Long-Term Incentive Program" descriptions in the "Compensation Design and Elements of Compensation" section below.
Defining the Market—Benchmarking
Management, in collaboration with the Compensation Committee and (in some years) a compensation consultant, reviews the group of comparison companies that we benchmark our NEO compensation against (the “Peer Group”). In October 2010, the Compensation Committee, based on input from Pearl Meyer, approved several changes to our Peer Group. Two companies (DRS Technologies, Inc. and Varian, Inc.) were acquired, and thus removed from the Peer Group. Four companies (Ametek, Inc., Illumina, Inc., Itron, Inc., and Mettler Toledo International, Inc.) were added to maintain an appropriate group size and better reflect the change and growth in our business. Since there are no public companies directly comparable to FLIR, the Peer Group consisted of companies of similar size (based on revenues, assets and market capitalization) and in similar, but not identical, industries that had financial performance reasonably similar to ours. Over the past five years we have maintained between sixteen to eighteen Peer Group companies. Twelve of the 2011 Peer Group companies have been in the group for at least five years.
The 2011 Peer Group was as follows: (1) Ametek, Inc., (2) Barnes Group, Inc., (3) Dionex Corporation, (4) ESCO Technologies, Inc., (5) Esterline Technologies Corporation, (6) Garmin Corporation, (7) Illumina, Inc., (8) Itron, Inc., (9) Mettler Toledo International, Inc., (10) Mine Safety Appliances Company, (11) MKS Instruments, Inc., (12) National Instruments Corporation, (13) Perkin Elmer, Inc., (14) Rofin-Sinar Technologies, Inc., (15) Roper Industries, Inc., (16) Teledyne Technologies Incorporated, (17) Trimble Navigation Limited, and (18) Waters Corporation. Based on the data available at the time of the benchmarking, the Company was near the median of the Peer Group based on revenues (47th percentile) and assets (48th percentile), but above the Peer Group median with respect to market capitalization (72nd percentile).

Over the five year period ending December 31, 2011, FLIR has outperformed both the Russell 2000 Index and the Peer Group in total shareholder return, as reflected in the following graph.
Since we place significant emphasis on long-term growth in our stock price, we believe the information provided in the graph above to be important in understanding our compensation philosophy and its role in the achievement of our long-term objectives. During the five year period shown above, FLIR’s total shareholder return was in the top quartile of the companies in the Peer Group.
The Compensation Committee periodically reviews all elements of compensation and makes modifications as needed to remain competitive, fair, reasonable and consistent with the objectives described above and with established Company practices and policies. We have not established a specific percentile objective versus the market, nor have we established specific target TDC levels for our CEO or other NEOs. However, the Compensation Committee concluded, based on the Company’s performance compared with the Peer Group, information provided by Pearl Meyer, and its own analysis, that current compensation levels are appropriate for each of the NEOs evaluated. We expect to make changes to our NEO compensation plans and practices when they are suggested by evolving best practices, changes in Company financial performance, and changes in accounting and tax rules. We would generally engage outside consultants to assist us in the event any major changes to our plans are contemplated.
Compensation Design and Elements of Compensation
We have designed our compensation plans to reward achievement of superior financial results, as measured by growth in EPS and revenue both annually and over multi-year periods. If we continue to meet the objectives we have set for the Company, which reflect superior results compared to the market and our Peer Group, our NEOs will earn above-average compensation. Failure to achieve targeted results will significantly reduce total compensation, since a significant portion of our NEOs’ pay is in the form of short-term incentives that are based on achieving a target growth in EPS and revenue and long-term incentives in the form of performance-based RSUs that are based on achieving a target growth in EPS and time-based stock options. We believe this “pay for performance” philosophy attracts, retains and motivates our NEOs to be aligned with the Company’s objectives, and helps attract and retain the talent needed to meet its goals.
The details of compensation for our NEOs are provided in the Compensation of Executive Officers section of this Proxy Statement starting on page 17.

Base Salary
Key considerations in establishing base salary levels include the overall level of responsibility a given NEO has, the importance of their role, and the experience, expertise and specific performance of the individual. We consider current base salary levels for each of our NEOs to be consistent with these criteria and, absent any changes in responsibilities, that the individuals would expect increases in base salary to be in line with the market for such positions in the future. Our CEO’s base salary is contractually established in his employment agreements at $850,000 for 2011 and $875,000 for 2012. All other NEOs’ base salaries are determined annually by the Compensation Committee in consultation with our CEO. In 2011, these recommendations were derived principally from information and analysis provided by Pearl Meyer. For our NEOs, base salaries for 2011 accounted for 23% of their TDC. This means our NEOs have 77% of their total pay opportunity tied to performance-based and/or long-term incentive compensation.
Annual Incentive Plan
We have an Annual Incentive Plan that covers virtually all U.S. employees that are not eligible for sales incentives and all employees outside of the United States that are not eligible for sales incentives, profit sharing or other individual incentives. For our NEOs, this program awards annual cash incentive compensation based upon achievement of increases in EPS and revenue from the prior year.
The 2011 AIP funding was based on achievement of reported EPS and revenue targets, which were the same for our NEOs and all other employees. For the Company, growth in EPS and revenue are critical performance measures. We believe that aligning our NEOs’ non-equity incentive award with these measures, if done annually and consistently, is a simple and easy to understand approach that is well aligned with our shareholders’ interests. The Annual Incentive Plan was designed so that if the Company achieves the EPS and revenue targets, the AIP pool would equal 100% of the target incentive awards for all NEOs, including our CEO. The EPS and revenue metrics are equally weighted at 50% each, with each metric measured separately. For the half measured against the EPS metric, with each $0.01 variance above or below the target EPS, the AIP pool for NEOs was increased or decreased by 5%. The EPS target for 2011 was $1.69, representing a 10% increase over our actual EPS of $1.54 in 2010. For the half measured against the revenue metric, with each $1,000,000 variance above or below the target revenue, the AIP pool for NEOs was increased or decreased by 0.5%. The revenue target for 2011 was $1,593,000,000, representing a 15% increase over our actual revenue of $1,385,000,000 in 2010. The target award for our CEO was 100% of his base salary. Target awards for our other NEOs ranged from 60% to 70% of base salary. These target award levels were compared with the annual incentive levels of individuals in the Peer Group and, based on our performance and our compensation objectives, the Compensation Committee determined that they were appropriate. While we compared our specific AIP targets against the Peer Group on a position by position basis, we also evaluated the overall mix of base salaries, short-term and long-term incentive compensation using the Peer Group data as a guide.

2011 Annual Incentive Plan Matrix

	Below Threshold	Threshold	Target	Maximum	Actual
EPS	Below $1.55	92% of target $1.55	100% of target $1.69	124% of target $2.09	92% of target $1.55
Revenue	Below $1,450M	91% of target $1,450M	100% of target $1,593M	125% of target $1,993M	97% of target $1,544M
Annual Incentive	No payout	27.5% of target	100% of target	300% of target	53% of target
For 2011, FLIR’s reported EPS and revenue were $1.38 and $1,544,062,000, respectively. The Compensation Committee determined that a pre-tax legal settlement expense of $39 million should be excluded from the AIP calculation resulting in an adjusted EPS of $1.55. The adjusted EPS and reported revenue, resulted in an AIP payout at 53% of target.
The NEOs’ incentive payments and the non-executive employee pools have fluctuated from year to year in relation to our performance relative to our targets. For our NEOs as a group, non-equity incentive compensation for 2011 accounted for 10% of TDC. The chart below details the past 5 years of AIP targets, actual results and payouts as a percentage of the target awards. The AIP results illustrate our pay-for-performance philosophy. Note that from 2007 to 2009, we utilized a single AIP target of EPS and, commencing in 2010, we have used revenue and EPS targets under the AIP.

Annual Incentive Plan Historical Targets and Results

Year	Target EPS	Actual EPS	Target Revenue (in millions)	Actual Revenue (in millions)	Payout as Percent of Target
2007	$0.76	$0.89	n/a	n/a	200%
2008	1.06	1.28	n/a	n/a	254%
2009	1.54	1.50	n/a	n/a	72%
2010	1.60	1.54	$1,262	$1,385	125%
2011	1.69	1.55	1,593	1,544	53%
In 2007, we received shareholder approval for, and adopted, an Executive Bonus Plan. The Executive Bonus Plan is designed so that AIP payments paid under it may, subject to our compliance with Section 162(m) of the United States Internal Revenue Code (the “Code”), be deductible for federal income tax purposes. The Executive Bonus Plan provides for a maximum annual award to any NEO of $5,000,000. In 2011, the maximum AIP payout for our CEO was the lesser of 1% of net earnings and $5,000,000 and for our other NEOs was the lesser of 0.5% of net earnings and $5,000,000.
Long-Term Incentive Program
We believe sustained long-term growth in our share price, achieved through growing revenue and EPS, is the primary responsibility of our NEOs. Long-term incentives in the form of stock options, restricted stock units (“RSU”) or other equity instruments are an appropriate way to link the interests of management and shareholders, and to incent management to achieve this objective. Therefore, we have consistently used such instruments as an integral part of our compensation programs, and the largest single component of each NEO’s target compensation. We believe this has helped contribute to our shareholder returns, which are superior to market indices and our Peer Group. For example, our annualized shareholder return from the end of 2006 through the end of 2011 was 9.7%, compared with an average annual return of 0.2% for the Russell 2000 Index and 5.4% for the Peer Group during that time period. Over the past several years, it has been our practice to issue stock-based compensation annually following our annual meeting. Pursuant to the Compensation Committee Charter and the Equity Granting Policy adopted by the Compensation Committee in March 2007, we expect to continue to make annual grants in the future.
For our 2011 LTIP, we allocated the total value of the annual equity awards as follows: 25% time-based RSUs, 25% performance-based RSUs and 50% time-based stock options. The time-based stock options and RSUs granted in 2011 vest at the rate of one third per year, while the performance-based RSUs vest based on EPS performance over a three-year performance period according to the following performance matrix:
Vesting and Performance Criteria for 2011 Performance-Based RSUs

	First Performance Period Jan 2011 - Dec 2011		Second Performance Period Jan 2012 - Dec 2012		Third Performance Period Jan 2013 - Dec 2013
	EPS	Percent of Target Shares that will Vest	EPS	Percent of Target Shares that will Vest	EPS	Percent of Target Shares that will Vest
Threshold Performance	$1.62	50%	$1.86	50%	$2.24	50%
Target Performance	1.69	100%	1.95	100%	2.34	100%
Maximum Performance	1.85	200%	2.12	200%	2.53	200%
Our earnings per share in 2011 were insufficient to meet the threshold established for the vesting of the third tranche of performance-based options granted in 2009 and the first tranche of the performance-based RSUs granted in 2011. The following table reflects the number of equity instruments forfeited and their respective dollar values at the time of grant. The fact that the NEOs are not receiving full vesting when our performance does not meet the established thresholds illustrates our pay-for-performance philosophy. Based on 2011 performance, our NEOs forfeited an aggregate of 77,769 performance-based options and 15,701 performance-based RSUs, representing an aggregate grant date fair value of $1,397,922.

Forfeiture of Performance-Based Equity Awards

	2009 Performance-Based Options Forfeited Based on 2011 Performance (1)	Value at Grant	2011 Performance-Based RSUs Forfeited Based on 2011 Performance (2)	Value at Grant	Total Equity Value Forfeited
Earl R. Lewis	32,067	$353,058	7,476	$257,922	$ 610,980
Anthony L. Trunzo	10,700	117,807	2,243	77,384	195,191
William A. Sundermeier	12,834	141,302	2,243	77,384	218,686
Andrew C. Teich	12,834	141,302	2,243	77,384	218,686
William W. Davis	9,334	102,767	1,496	51,612	154,379
TOTAL	77,769	$856,236	15,701	$541,686	$1,397,922
_______________

(1)
Performance-based options were granted May 5, 2009 with an exercise price equal to $25.64. By not achieving our 2011 performance threshold of EPS of $1.61, these performance-based options were forfeited.

(2)	Performance-based RSUs were granted May 3, 2011. By not achieving our 2011 performance threshold of EPS of $1.62, these performance-based RSUs were forfeited.
Perquisites and Other Benefits
In general, we minimize the value and number of perquisites provided to our NEOs. We believe this makes our overall compensation program simpler, easier to understand, and more transparent to stakeholders. The primary perquisite for our NEOs is an automobile allowance. In addition, our NEOs have supplemental life insurance benefits beyond those provided to other U.S.-based employees. Our standard life insurance benefit is equal to two times an employee’s annual salary to a maximum of $500,000. The NEOs supplemental life insurance benefit provides three times the NEO’s salary, up to a maximum benefit of $1,200,000. The values of all perquisites for our NEOs are included in the All Other Compensation Table on page 18.
Our NEOs are also eligible to participate in our other benefit plans on the same terms as other employees. These plans include health plans, disability plans, retirement plans and an employee stock purchase plan.
Supplemental Executive Retirement Plan
In January 2001, we implemented a Supplemental Executive Retirement Plan (the “SERP”) for certain executives then employed by FLIR in the United States. This plan was implemented as an important retention tool at a time of uncertainty in the Company. Since the SERP’s inception, no additional participants have been added, and we do not intend to add participants in the future. Messrs. Lewis, Sundermeier and Teich are the only participants in the SERP.
Non-Qualified Deferred Compensation Plans
In early 2008, we implemented a non-qualified deferred compensation (“NQDC”) plan and a stock deferral plan. Participation by our employees, including our NEOs, is optional. The NQDC plan provides an additional pre-tax savings vehicle for our more highly compensated U.S.-based employees whose retirement savings opportunity is limited under our 401(k) plan. The stock deferral plan allows eligible employees to defer the receipt of vested RSUs. The NQDC and stock deferral plans are available to all our U.S.-based employees earning over a specified annual salary. The NQDC plan does not allow for Company contributions to be made to the plan on behalf of any employee, including the NEOs. See page 23 for additional details.

Employment Agreements
Our CEO has an employment agreement approved by the Compensation Committee that establishes base salary levels and provides for annual incentive and long-term incentive awards under our approved plans (i.e., AIP and LTIP) for each year covered by his contract. This contract, and the Company’s obligations under it, is further described on page 19.

Post Termination Elements of Compensation
Severance
With the exception of our CEO, we do not have any formal severance arrangements with any of our NEOs.
In the past we have provided severance on a case by case basis in situations where a termination was not for cause, and such payment was deemed to be appropriate and in the best interests of the Company. We are likely to continue doing so in the future.
Change of Control Agreements
We consider a sound and vital management team to be essential in protecting and enhancing the best interests of the Company and our shareholders. To this end, we recognize that the possibility of a change of control could arise and that such possibility may result in the departure or distraction of management to the detriment of the Company and our shareholders. In order to encourage the continued attention and dedication of our NEOs to their assigned duties without distraction in circumstances arising from the possibility of a change of control of the Company, we entered into change of control agreements, effective April 30, 2009, with our NEOs, with the exception of our CEO.
The terms and value of these severance and change of control termination benefits are further described starting on page 24.
Compensation Committee Governance
Compensation Committee Members and Compensation Committee Charter
Our NEO compensation policies are established, reviewed and approved by the Compensation Committee of the Board of Directors. The Compensation Committee is composed of three non-employee directors—Angus L. Macdonald (Chair), William W. Crouch and Michael T. Smith—all of whom have been determined by the Board to be “independent” as defined by the Board’s Corporate Governance Principles and applicable SEC and NASDAQ rules. The members of the Compensation Committee, in aggregate, have significant experience in executive positions including management, talent development, finance, and accounting, and have been involved in executive compensation matters in their respective careers. See page 2 in this Proxy Statement for a more detailed biography for each of our directors. In accordance with its Charter, the Board’s Corporate Governance Committee annually reviews the operation, structure, and membership of all committees, including the Compensation Committee.

The Compensation Committee has primary responsibility for all matters relating to the compensation of our NEOs, as well as certain compensation elements for other employees. “Compensation” for this purpose means all forms of remuneration including, without limitation, salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, retirement benefits, severance pay and benefits, fringe benefits and perquisites, and compensation and benefits in the event of a change of control of the Company. The Compensation Committee, in its discretion, may retain the services of outside consultants to assist it in compensation matters. The Compensation Committee is governed by a charter adopted by the Board, which can be found at www.flir.com/investor. The Corporate Governance Committee of the Board annually considers and makes recommendations, as appropriate, to the Board regarding the content of all Board committee charters, including the Compensation Committee’s charter. The Compensation Committee charter was first adopted by the Board in October  2002, and was most recently updated in February 2010.
Compensation Consultant
The Compensation Committee has from time to time engaged professional compensation consultants to advise the Compensation Committee on our executive compensation programs and policies. As indicated earlier, the Compensation Committee engaged Pearl Meyer to conduct a competitive analysis of our executive compensation levels in late 2010, and utilized that analysis as part of its determination of executive compensation levels for 2011. Pearl Meyer had been previously engaged in 2008 and 2006 to perform similar services and has been engaged on an ad-hoc basis as the Compensation Committee determines a need. The Compensation Committee and the Corporate Governance Committee intend to continue using compensation consultants in the future, but not necessarily Pearl Meyer, and not necessarily on an annual basis. Decisions as to whether the use of a consultant is appropriate for any annual period will be determined by the respective committees based on considerations including length of time since the last engagement of a consultant and changes in factors affecting executive compensation at the Company or in the market at large.
Role of Executives in Establishing Compensation
Our CFO and Vice President of Global Human Resources have participated in the development of certain NEO compensation programs, particularly the AIP and the LTIP described above. Once formulated, these programs are reviewed by our CEO and other individuals whose counsel may be sought from time to time and submitted to the Compensation Committee for its review and approval. The Committee considers these recommendations in its decision process, but they are not necessarily determinative. As noted previously, with the assistance of our human resources team, our CEO makes recommendations regarding base salary and target levels of the AIP and LTIP compensation for each NEO (other than himself) to the Compensation Committee. Our human resources team, CFO and CEO also recommend to the Compensation Committee the performance targets under the AIP and LTIP, if applicable. From time to time, certain individuals including our CEO, CFO and Vice President of Global Human Resources are invited to attend meetings of the Compensation Committee. A person, who may be a member of the Company’s management, will be designated by the Compensation Committee Chairman to act as Secretary to the Compensation Committee. During 2011, the Company’s Senior Vice President, General Counsel and Secretary served in this capacity. While these individuals may be asked to provide input and perspective, only Compensation Committee members vote on NEO compensation matters. Our Vice President of Global Human Resources is responsible for the implementation, execution and operation of our compensation programs, as directed by the CEO and the Compensation Committee.
Stock Ownership/Retention Requirements
We impose stock ownership requirements on our NEOs. The Corporate Governance Principles require our NEOs to hold shares of Common Stock, time-based RSUs, performance-based RSUs (valued at the target performance level) or in-the-money stock options valued in an amount equal to no less than one year’s base salary. The Corporate Governance Principles are reviewed annually by the Corporate Governance Committee of the Board. As of the date of this Proxy Statement, all NEOs are in compliance with these requirements.
“Say on Pay” Vote
The Compensation Committee seeks to align the objectives on the Company’s executive compensation program with the interests of our shareholders. In that respect, as part of its on-going review of the NEOs’ compensation programs, the Compensation Committee considered the approval by approximately 97% of the votes cast for the Company’s “say on pay” vote at the Company’s prior annual meeting of shareholders and determined that the NEO compensation philosophy and compensation elements continued to be appropriate and did not make any changes to the NEO compensation program in response to such shareholder vote.
Impact of Tax and Accounting on Compensation Decisions
As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.

When determining the amounts of long-term incentive compensation for NEOs and employees, the Compensation Committee examines the accounting cost associated with the grants. Grants of stock options, RSUs and other share-based payments result in an accounting expense for the Company. The accounting expense is equal to the fair value of the instruments being issued. For the RSUs, the expense is equal to the fair value of a share of Common Stock on the date of grant times the number of units granted. For stock options, the expense is equal to the fair value of the option on the date of grant using a Black-Scholes option pricing model times the number of options granted. The expenses are amortized over the vesting period.
Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to “covered employees” within the meaning of Section 162(m). Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our NEO compensation plans in this regard. However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Compensation Committee may make decisions that result in compensation expense that is not fully deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with FLIR’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

THE COMPENSATION COMMITTEE
Angus L. Macdonald, Chair
William W. Crouch
Michael T. Smith

COMPENSATION OF EXECUTIVE OFFICERS
2011 Summary Compensation Table
The following table summarizes compensation for our CEO, CFO and our three other NEOs for the years ended December 31, 2011, 2010 and 2009.

		Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Earl R. Lewis	2011	$849,039	$1,547,670	$1,535,919	$ 448,375	$1,810,116	$39,493	$6,230,612
Chief Executive Officer	2010	825,000	—	2,717,891	1,031,250	755,473	40,778	5,370,392
	2009	825,000	475,622	2,411,510	594,000	1,627,954	43,840	5,977,926

Anthony L. Trunzo	2011	427,692	464,370	460,416	158,778	n/a	27,089	1,538,345
Senior Vice President,	2010	367,308	—	731,875	277,500	n/a	27,060	1,403,743
Finance and Chief
Financial Officer

William A. Sundermeier	2011	428,846	464,370	460,416	158,778	719,750	26,727	2,258,887
President, Government	2010	397,385	—	836,094	350,000	—	27,941	1,611,420
Systems Division	2009	332,000	307,736	965,009	143,424	402,596	28,229	2,178,994

Andrew C. Teich	2011	428,846	464,370	460,416	158,778	755,442	28,762	2,296,614
President, Commercial	2010	397,385	—	836,094	350,000	—	29,690	1,613,169
Systems Division	2009	332,000	248,736	965,009	143,424	467,566	28,551	2,185,286

William W. Davis	2011	348,846	309,810	306,944	110,775	n/a	28,626	1,105,001
Senior Vice President,	2010	319,039	—	522,266	240,000	n/a	27,892	1,109,197
General Counsel and
Secretary
__________

(1)
Represents the aggregate grant date fair value for time-based and performance-based RSUs granted in 2011 and 2009. The amounts reported in this column are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). The amounts included in this column for the performance-based RSUs granted during 2011 are calculated based on the probable satisfaction of the performance conditions for such awards. If the highest level of performance is achieved for these performance-based RSUs, the maximum value of these awards at the grant date would be as follows: Mr. Lewis, $1,547,670; Mr. Trunzo, $464,370; Mr. Sundermeier, $464,370; Mr. Teich, $464,370; and Mr. Davis, $309,810. For additional information regarding the calculation of the grant date fair value of the RSU awards, see Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
Represents the aggregate grant date fair value for options granted in 2011, 2010 and 2009 at an exercise price of $35.22, $30.27 and $25.64 per share, respectively. In accordance with FASB ASC Topic 718, the aggregate grant date fair value for these awards is determined using the Black-Scholes option pricing model. For additional information regarding the calculation of the grant date fair value of the stock option awards, see Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)
Represents amounts earned under our AIP with respect to the specified year. The AIP and the metrics used to determine 2011 AIP payments are described in the Compensation Discussion and Analysis under “Annual Incentive Plan.”

(4)
Represents the aggregate change in actuarial present value of each NEO’s accumulated benefit under the SERP during the years indicated. The Change in Pension Value in the table above is calculated on the basis of Minimum Retirement Benefit (as described in the Pension Benefits table on page 22) for all participants, even though Messrs. Sundermeier and Teich have not achieved eligibility for such benefits. The primary reason for the increase in the present value of accrued benefits was a change in the interest rate assumption used to discount expected future payments.

(5)
Represents actual cash expenses incurred by the Company and includes car allowances, Company matching contributions under our 401(k) plan, group life insurance premiums, and other personal benefits. Details are described in the All Other Compensation Table on page 18.

2011 All Other Compensation Table
The following table provides the components of the amounts shown for 2011 in the “All Other Compensation” column of the Summary Compensation Table above.

	Car Allowance	Company Contributions under 401(k) Plan	Group Life Insurance Premiums	Other Personal Benefits	Total
Name	($)	($)	($)	($)(1)	($)

Earl R. Lewis	$17,654	$8,250	$13,189	$400	$39,493
Anthony L. Trunzo	17,654	8,250	810	375	27,089
William A. Sundermeier	17,654	8,250	823	—	26,727
Andrew C. Teich	17,654	8,250	2,433	425	28,762
William W. Davis	17,654	8,250	2,322	400	28,626
_______________

(1)	Represents airline club membership dues for Messrs. Lewis, Trunzo, Davis, and Teich.
2011 Grants of Plan-Based Awards
The following Grants of Plan-Based Awards table provides additional information about stock and stock option awards and equity and non-equity incentive plan awards granted to our NEOs during the year ended December 31, 2011. The equity-based awards were granted under the FLIR Systems, Inc. 2011 Stock Incentive Plan.

				Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards
				Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards; Number of Shares of Stock or Units	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Approval Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Earl R. Lewis			02/09/11	$255,000	$850,000	$2,550,000
	05/03/11	(2)	04/28/11								128,100	$35.22	$1,535,919
	05/03/11	(3)	04/28/11				11,215	22,430	44,860				773,835
	05/03/11	(4)	04/28/11							22,430			773,835

Anthony L. Trunzo			02/09/11	90,300	301,000	903,000
	05/03/11	(2)	04/28/11								38,400	35.22	460,416
	05/03/11	(3)	04/28/11				3,365	6,730	13,460				232,185
	05/03/11	(4)	04/28/11							6,730			232,185

William A. Sundermeier			02/09/11	90,300	301,000	903,000
	05/03/11	(2)	04/28/11								38,400	35.22	460,416
	05/03/11	(3)	04/28/11				3,365	6,730	13,460				232,185
	05/03/11	(4)	04/28/11							6,730			232,185

Andrew C. Teich			02/09/11	90,300	301,000	903,000
	05/03/11	(2)	04/28/11								38,400	35.22	460,416
	05/03/11	(3)	04/28/11				3,365	6,730	13,460				232,185
	05/03/11	(4)	04/28/11							6,730			232,185

William W. Davis			02/09/11	63,000	210,000	630,000
	05/03/11	(2)	04/28/11								25,600	35.22	306,944
	05/03/11	(3)	04/28/11				2,245	4,490	8,980				154,905
	05/03/11	(4)	04/28/11							4,490			154,905

_______________

(1)
Represents the target awards under the AIP. The AIP threshold is 30% of target. The Compensation Committee approved the AIP grants at a committee meeting on February 9, 2011. See the Annual Incentive Plan section of Compensation Discussion and Analysis on page 12 for details on the AIP.

(2)
The Compensation Committee approved the time-based stock option grants at a committee meeting on April 28, 2011. The stock option grants were issued on May 3, 2011 which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These time-based stock option grants vest over a three-year period, in three equal installments on May 3, 2012, 2013 and 2014. The grant date fair value represents the maximum grant date fair value of $11.99 per share, calculated in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of each stock option grant are disclosed in Note 1 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)
The Compensation Committee approved the performance-based RSU grants at a committee meeting on April 28, 2011. The performance-based RSU grants were issued on May 3, 2011 which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These performance-based RSU grants vest over a three-year period, in three equal installments on June 3, 2012, and May 3, 2013 and 2014 based on our achieving certain EPS performance goals for the year ended December 31, 2011 and for the years ending December 31, 2012 and 2013. The metrics used to determine vesting for the performance-based RSUs are described in the Compensation Discussion and Analysis under "Long-Term Incentive Program." The grant date fair value is calculated in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions. The assumptions made in determining the grant date fair value of each performance-based RSU grant are disclosed in Note 1 or the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

The portion of the performance-based RSUs that were expected to vest on June 3, 2012 were forfeited based on our performance in 2011.

(4)
The Compensation Committee approved the time-based RSU grants at a committee meeting on April 28, 2011. The time-based RSU grants were issued on May 3, 2011 which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These time-based RSU grants vest over a three-year period, in three equal installments on June 3, 2012, and May 3, 2013 and 2014. In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), the grant date fair value for these awards was $34.50, which was the closing market price of our Common Stock on the date of grant, discounted by the net present value of our quarterly dividends.

Employment Agreements
The Company has entered into an employment agreement with Mr. Lewis. Pursuant to this agreement, Mr. Lewis is employed by the Company as President and Chief Executive Officer. The agreement establishes his annual base salary, and provides that he will also be eligible for bonuses, incentive payments, and grants of stock options and other equity awards as determined by the Compensation Committee. In addition, Mr. Lewis' agreement includes provisions regarding various termination scenarios which are described in the Potential Payments Upon Termination or Change of Control section on page 24.

Outstanding Equity Awards at Fiscal Year-End 2011
The following Outstanding Equity Awards at Fiscal Year-End 2011 table summarizes the equity awards we have made to our NEOs which are outstanding as of December 31, 2011.

	Option Awards					Stock Awards
									Equity Incentive Plan Awards:
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Been Vested		Market Value of Shares or Units of Stock That Have Not Been Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	(#)		($)	Date	(#)		($)(1)	(#)		($)(1)

Earl R. Lewis	680,000			$18.06	02/04/15
	274,492			12.57	02/13/16
	250,000			20.75	05/01/17
	129,500			34.31	04/28/18
	48,100			25.64	05/05/19
	94,466	47,234	(2)	25.64	05/05/19
	77,366	154,734	(3)	30.27	04/27/20
		128,100	(4)	35.22	05/03/21
						6,184	(5)	$155,033
						22,430	(6)	562,320
									7,476	(7)	$187,423

Anthony L. Trunzo	120,000			18.06	02/04/15
	35,862			12.57	02/13/16
	47,000			20.75	05/01/17
	23,500			34.31	04/28/18
	16,050			25.64	05/05/19
	31,466	15,734	(2)	25.64	05/05/19
	20,833	41,667	(3)	30.27	04/27/20
		38,400	(4)	35.22	05/03/21
						2,067	(5)	51,820
						6,730	(6)	168,721
									2,243	(7)	56,232

William A. Sundermeier	119,400			12.57	02/13/16
	65,200			20.75	05/01/17
	32,500			34.31	04/28/18
	19,250			25.64	05/05/19
	37,800	18,900	(2)	25.64	05/05/19
	23,800	47,600	(3)	30.27	04/27/20
		38,400	(4)	35.22	05/03/21
						2,467	(5)	61,848
						6,730	(6)	168,721
									2,243	(7)	56,232

	Option Awards					Stock Awards
									Equity Incentive Plan Awards:
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Been Vested		Market Value of Shares or Units of Stock That Have Not Been Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	(#)		($)	Date	(#)		($)(1)	(#)		($)(1)

Andrew C. Teich	150,000			18.06	02/04/15
	119,400			12.57	02/13/16
	65,200			20.75	05/01/17
	32,500			34.31	04/28/18
	19,250			25.64	05/05/19
	37,800	18,900	(2)	25.64	05/05/19
	23,800	47,600	(3)	30.27	04/27/20
		38,400	(4)	35.22	05/03/21
						2,467	(5)	61,848
						6,730	(6)	168,721
									2,243	(7)	56,232

William W. Davis	15,000			22.40	07/27/17
	23,500			34.31	04/28/18
	14,000			25.64	05/05/19
	27,533	13,767	(2)	25.64	05/05/19
	14,866	29,734	(3)	30.27	04/27/20
		25,600	(4)	35.22	05/03/21
						1,800	(5)	45,126
						4,490	(6)	112,564
									1,496	(7)	37,505
_______________

(1)	Based on the closing market price of our Common Stock as of December 30, 2011 ($25.07), as reported on NASDAQ.

(2)	Time-based stock options granted on May 5, 2009 that will vest on May 5, 2012.

(3)	Time-based stock options granted on April 27, 2010 that will vest in two equal increments on April 27, 2012 and 2013.

(4)	Time-based stock options granted on May 3, 2011 that will vest in three equal increments on May 3, 2012, 2013 and 2014.

(5)	Time-based RSUs granted on May 5, 2009 that will vest on May 5, 2012.

(6)	Time-based RSUs granted on May 3, 2011 that will vest in three equal increments on June 3, 2012, May 3, 2013 and May 3, 2014.

(7)
Performance-based RSUs granted on May 3, 2011 that will vest based on the Company’s EPS performance from January 1, 2012 through December 31, 2013. 100% of the performance-based RSUs that were expected to vest on June 3, 2012 were forfeited based on our performance in 2011. The remaining RSUs will vest in two equal increments on May 3, 2013 and 2014, subject to our achieving the performance goals for 2012 and 2013.

2011 Option Exercises and Stock Vested
The following Option Exercises and Stock Vested table provides additional information about the value realized by our NEOs on stock option award exercises and RSUs vesting during the year ended December 31, 2011.

	Option Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)	($)	(#)		($)

Earl R. Lewis	182,944	$3,733,620	21,446	(3)	$748,637
Anthony L. Trunzo	—	—	4,842	(4)	168,508
William A. Sundermeier	—	—	6,297	(5)	219,314
Andrew C. Teich	—	—	6,297	(6)	219,314
William W. Davis	10,000	114,200	4,575		159,334
_______________

(1)
The value realized on exercise represents the difference between the exercise price per share of the stock option and the sales price of each share of our Common Stock multiplied by the number of shares exercised. The exercise price of each stock option was equal to the closing price of our Common Stock as reported on NASDAQ on the date of grant.

(2)	The value realized on vesting was determined by multiplying the number of RSUs vesting by the closing price of our Common Stock as reported on NASDAQ on the date of vesting.

(3)	Represents 15,263 RSUs that vested on April 28, 2011 and 6,183 RSUs that vested on May 5, 2011, for which distribution has been deferred until June 1, 2015.

(4)	Included are 2,067 RSUs that vested on May 5, 2011, for which distribution has been deferred until June 1, 2014. The value realized on vesting of these deferred units was $71,022.

(5)	Represents 3,830 RSUs that vested on April 28, 2011 and 2,467 RSUs that vested on May 5, 2011, for which distribution has been deferred until June 1, 2012.

(6)	Included are 2,467 RSUs that vested on May 5, 2011, for which distribution has been deferred until June 1, 2016. The value realized on vesting of these deferred units was $84,766.

2011 Pension Benefits
The following Pension Benefits table provides the present value of the accumulated benefits payable to each of our NEOs under our SERP.

		Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Earl R. Lewis	SERP	11	$12,694,405	$—
Anthony L. Trunzo	n/a	n/a	n/a	n/a
William A. Sundermeier	SERP	11	2,210,988	—
Andrew C. Teich	SERP	11	2,506,646	—
William W. Davis	n/a	n/a	n/a	n/a
__________

(1)
The assumptions made in determining the present value of the accumulated benefit are disclosed in Note 16 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

Under the SERP, there are two methods for calculating retirement benefits: (1) Retirement Benefit and (2) Minimum Retirement Benefit. Under the Retirement Benefit method, a participant who terminates is entitled to receive his vested account balance in a lump sum payable within 60 days after the date of termination. Under the Minimum Retirement Benefit method, a participant is entitled to receive a lump sum payment equal to 118% of the present value of a hypothetical stream of installments payable annually for 20 years, with each payment equal to 25% of the greater of (A) the participant’s cash compensation earned during his final 12 full months of employment, (B) the average of the participant’s two highest full calendar years of cash compensation, or (C) the participant’s highest cash compensation received in any one of the five full calendar years preceding retirement. Under certain circumstances defined below, participants are eligible to receive the greater of the Retirement Benefit or the Minimum Retirement Benefit. The present value of accumulated benefits in the table above is calculated on the basis of Minimum Retirement Benefit for all participants even though Messrs. Sundermeier and Teich have not achieved eligibility for such benefits.
Participant accounts are in separate unfunded retirement accounts and such accounts are credited with an amount equal to 10% of such participant’s cash compensation during each plan year. Cash compensation is defined as salary plus annual incentive payments. The retirement accounts earn interest at the prime interest rate plus 2%. Vesting in the retirement accounts is based upon the age of the participant and increases annually with full vesting provided at the earlier of age 60 or after 10 years of service. All participants are 100% vested.
Upon Normal Retirement, death or disability, the participant is entitled to receive the greater of his Retirement Benefit or his Minimum Retirement Benefit.
The SERP defines Normal Retirement as termination of employment with the Company at or after age 60. There are early retirement provisions in the SERP established based upon termination of employment at or after age 55 with at least five full years of service. Under these early retirement provisions, the participant is eligible to receive the Minimum Retirement Benefit; however, benefits are reduced by 6% for each year prior to age 60 in which the termination occurs. If a participant is eligible for early retirement and terminates within two years of a change of control, the 6% reduction above shall not apply and the benefit will be increased by 5% for each year, or partial year, that the participant’s age at termination is less than 60.
2011 Non-Qualified Deferred Compensation
The following Non-Qualified Deferred Compensation table provides information regarding the contributions made and the aggregate earnings recognized during the year ended December 31, 2011, and the account balances as of December 31, 2011 for our NEOs under the NQDC plan and the stock deferral plan.

	Executive Contributions in		Registrant Contributions	Aggregate Earnings (Loss) in	Aggregate Withdrawals / Distributions		Aggregate Balance at December 31,
	2011			2011			2011
Name	($)		($)	($)(1)	($)		($)

Earl R. Lewis(2)	$940,144	(3)	$—	$ (25,030)	$—		$3,082,085
	748,637	(4)	—	(371,459)	—		1,469,241

Anthony L. Trunzo(5)	177,500	(3)	—	(24,567)	—		520,739
	71,022	(6)	—	(28,093)	—		104,393

William A. Sundermeier	128,654	(3)	—	1,279	—		129,933
	219,314	(7)	—	(105,648)			414,885

Andrew C. Teich(8)	77,885	(3)	—	(12,483)	—		210,248
	84,766	(9)	—	(33,530)	(227,855)	(10)	124,600

William W. Davis(11)	165,000	(3)	—	(7,899)	—		157,101
_______________

(1)	These amounts are not reported in the Summary Compensation Table on page 17.

(2)	Mr. Lewis is deferring $224,188 of his 2011 AIP compensation reported in the Summary Compensation Table on page 17.

(3)	These amounts are reported as Salary and Non-Equity Incentive Plan compensation in the Summary Compensation Table on page 17.

(4)	Includes 15,263 RSUs that vested on April 28, 2011 and 6,183 RSUs that vested on May 5, 2011.

(5)	Mr. Trunzo is deferring $8,778 of his 2011 AIP compensation reported in the Summary Compensation Table on page 17.

(6)	Includes 2,067 RSUs that vested on May 5, 2011.

(7)	Includes 3,830 RSUs that vested on April 28, 2011 and 2,467 RSUs that vested on May 5, 2011.

(8)	Mr. Teich is deferring $15,878 of his 2011 AIP compensation reported in the Summary Compensation Table on page 17.

(9)	Includes 2,467 RSUs that vested on May 5, 2011.

(10)	Includes 11,524 RSUs distributed in accordance with Mr. Teich’s deferral election made in 2008.

(11)	Mr. Davis is deferring $10,775 of his 2011 AIP compensation reported in the Summary Compensation Table on page 17.

FLIR implemented the NQDC plan in 2008 in order to provide highly compensated employees with an additional savings option. NEOs can defer up to 50% of salary and up to 100% of AIP compensation. Participants elect the timing and method of distribution during the annual enrollment period. Distribution options include a lump sum or annual installments. The deferred compensation and investment earnings are held as a Company asset within a rabbi trust. Participants have a menu of market-based investment options from which to choose to invest their contributions.
In addition, the Company implemented a Stock Deferral Plan in 2008 that provides highly compensated employees the option of deferring the receipt of RSUs after vesting. Participants may elect to defer the distribution for up to 11 years from the grant date and must make the election to defer within 30 days of grant.
Potential Payments Upon Termination or Change of Control
We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our NEOs in the event of a termination of employment or a termination in connection with a change of control of the Company. The following tables show potential payments to our NEOs assuming a December 30, 2011 termination date and, where applicable, using the closing market price of our Common Stock as of December 30, 2011 of $25.07, as reported on NASDAQ.

Earl R. Lewis

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Base Salary Continuation(1)	$—	$—	$—	$1,275,000	$—	$1,275,000	$850,000	$354,167
Severance Payment(2)	—	—	—	850,000	—	850,000	—	—
Stock Options (unvested and accelerated)(3)	—	—	—	—	—	—	—	—
RSUs (unvested and accelerated)(3)	—	—	—	904,776	—	904,776	—	—
Benefits & Perquisites
Post-termination Health Care	—	—	—	—	—	—	—	—
Supplemental Executive Retirement Plan(4)	13,202,181	13,202,181	13,202,181	13,202,181	2,080,274	13,202,181	13,202,181	13,202,181

Total	$13,202,181	$13,202,181	$13,202,181	$16,231,957	$2,080,274	$16,231,957	$14,052,181	$13,556,348
 __________

(1)
Base Salary:     In the event Mr. Lewis’ employment is involuntarily terminated without cause by the Company, he will be entitled to 18 months of his base salary in effect at the time of termination. If Mr. Lewis’ employment is terminated due to death, his beneficiaries will be entitled to 12 months of his base salary in effect at the time of termination. In the event of termination due to disability, base salary will be paid through the end of the fifth month of disability.

(2)	Severance Payment: In the event Mr. Lewis’ employment is involuntarily terminated without cause by the Company, he will be entitled to a severance payment equal to 100% of his base salary.

(3)
Stock Options and RSUs:    In the event Mr. Lewis' employment is involuntarily terminated by the Company without cause, he will be entitled to immediate vesting on all unvested equity awards. For unvested performance-based equity awards, the target number of shares will immediately vest. For all outstanding option awards, the exercise prices exceeded the December 30, 2011 closing price of $25.07. See the "Outstanding Equity Awards at Fiscal Year-End 2011" table for additional details.

(4)
Supplemental Executive Retirement Plan (SERP):     In the event Mr. Lewis’ employment is terminated for any reason other than for cause, he will be entitled to the Minimum Retirement Benefit as described in the Pension Benefits table on page 22. The amounts above represent the present value of a stream of annuity payments payable over 20 years using a discount rate on December 30, 2011 of 4%. In the event Mr. Lewis’ employment is terminated for cause, his benefit will be equal to his vested account balance in his SERP account as of the date of termination. The benefit will be paid as a lump sum.

Anthony L. Trunzo

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Terminatio in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—	$—	$—	$1,231,278	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	—	—	—
RSUs (unvested and accelerated)(2)	—	—	—	—	—	276,773	—	—
Benefits & Perquisites
Post-termination Health Care(3)	—	—	—	—	—	21,109	—	—
Supplemental Executive Retirement Plan(4)	—	—	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$1,475,492	$—	$—

William A. Sundermeier

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—	$—	$—	$1,335,009	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	—	—	—
RSUs (unvested and accelerated)(2)	—	—	—	—	—	286,801	—	—
Benefits & Perquisites
Post-termination Health Care(3)	—	—	—	—	—	35,901	—	—
Supplemental Executive Retirement Plan(4)	727,540	—	—	727,540	727,540	727,540	3,526,006	3,526,006

Total	$727,540	$—	$—	$727,540	$727,540	$2,385,251	$3,526,006	$3,526,006

Andrew C. Teich

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—	$—	$—	$1,335,009	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	—	—	—
RSUs (unvested and accelerated)(2)	—	—	—	—	—	286,801	—	—
Benefits & Perquisites
Post-termination Health Care(3)	—	—	—	—	—	15,250	—	—
Supplemental Executive Retirement Plan(4)	738,830	—	—	738,830	738,830	738,830	3,526,006	3,526,006

Total	$738,830	$—	$—	$738,830	$738,830	$2,375,890	$3,526,006	$3,526,006

William W. Davis

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—	$—	$—	$1,018,660	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	—	—	—
RSUs (unvested and accelerated)(2)	—	—	—	—	—	195,195	—	—
Benefits & Perquisites
Post-termination Health Care(3)	—	—	—	—	—	35,901	—	—
Supplemental Executive Retirement Plan(4)	—	—	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$1,249,756	$—	$—
___________

(1)
Lump Sum Payment for Cash Compensation:     In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO will be entitled to a payment equal to his base salary and AIP for the two most recent taxable years ending before the date upon which the change of control occurred.

(2)
Stock Options and RSUs:     In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO will be entitled to immediate vesting on all unvested equity awards. For unvested performance-based equity awards, the target number of shares will immediately vest. For all outstanding option awards, the exercise prices exceeded the December 30, 2011 closing price of $25.07. See the "Outstanding Equity Awards at Fiscal Year-End 2011" table for additional details.

(3)
Post-Termination Health Care Benefits:     In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO and the NEO’s family are entitled to health care benefits equal to what they had while the NEO was employed by the Company for 18 months after termination. The calculations assume an annual increase in healthcare premiums of 10%.

(4)
Supplemental Executive Retirement Plan (SERP):     Benefits payable are affected by the age of the participant on the date of termination. For Messrs. Sundermeier and Teich, who have not reached the retirement age of 60 or the early retirement age of 55, the Minimum Retirement Benefits provided in the plan do not apply. Both participants are 100% vested in their accounts. For terminations due to cause, not for cause and voluntary termination by a participant, only vested account balances are payable and benefits are payable in a lump sum. For terminations due to death or disability, the Minimum Retirement Benefit as described in the Pension Benefits table on page 22 applies and benefits are payable over 20 years. In the event of termination within two years of a change of control, the account balances are payable, including principal and interest, over 20 years. Messrs. Trunzo and Davis are not participants in the SERP.

Termination or Change of Control Payments
We have change of control agreements with Messrs. Davis, Sundermeier, Teich, and Trunzo. Our CEO does not have such an agreement.
For change of control benefits to be paid, a change of control must have occurred and the NEO must be terminated within a specific period of time prior to or following the change of control event (i.e., between 60 days prior to and 180 days after the event). In such circumstances, the agreements provide for the following benefits: (a) immediate vesting of any unvested equity awards, (b) a payment equal to the cash compensation of the NEO for the two most recent taxable years ending before the date upon which the change of control occurred, and (c) a maximum of 18 months of continuation of health benefits. If the payment would result in a “parachute payment” within the meaning of Section 280G under the Code, then benefits will be reduced so that the payment would be $1.00 less than the amount that would cause the payments to be subject to the excise tax. Change of control benefits described in (b) and (c) above are contingent on the NEO signing a release of claims in a form satisfactory to the Company.

DIRECTOR COMPENSATION
Under a policy adopted by the Board of Directors in 2007 and amended in 2008, each non-employee director shall automatically be granted an annual grant of RSUs and stock options under the Company's 2011 Stock Incentive Plan based on a targeted dollar value. The stock options vest immediately upon grant while the RSUs fully vest approximately one year from the date of grant. In addition, each non-employee director receives a $50,000 annual cash retainer, an attendance fee of $1,500 for each meeting of the Board of Directors attended, and reimbursement for out-of-pocket and travel expenses incurred in attending Board meetings. The Chairman of the Audit Committee receives a $12,000 annual retainer, and the Chairmen of the Compensation and Corporate Governance Committees each receive a $6,000 annual retainer. Each non-employee director who serves on the Audit Committee (other than the Chairman) receives a $6,000 annual retainer and each non-employee director who serves on the Compensation or Corporate Governance Committees (other than the Chairmen of such Committees), receives an annual retainer of $3,000. In 2011 the Company created a Strategy and Technology Committee whose purpose is to serve as a liaison between the Board and the Company’s operating unit personnel in the areas of technology innovations and strategy development; provide guidance and expertise in these areas to the operating units; and monitor industry developments in technology and strategic initiatives of the Company’s competitors. Each non-employee director who serves on the Strategy and Technology Committee, which was established in July 2011, receives a $50,000 annual retainer.

The table below summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)

John D. Carter	$62,000	$25,885	$102,204	$190,089
William W. Crouch	74,500	25,885	102,204	202,589
Angus L. Macdonald	68,000	25,885	102,204	196,089
Michael T. Smith	71,000	25,885	102,204	199,089
John W. Wood, Jr.	71,500	25,885	102,204	199,589
Steven E. Wynne	65,000	25,885	102,204	193,089
 ___________

(1)
Represents the grant date fair value for time-based RSUs granted in 2011. In accordance with FASB ASC Topic 718, the value used to calculate the grant date fair value for these awards is the closing market price of our Common Stock on the date of grant, discounted by the net present value of quarterly dividends. For additional information regarding the calculation of the grant date fair value of the RSU awards, see Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011. The number of unvested RSUs outstanding at December 31, 2011 is 740 for each director.

(2)
Represents the grant date fair value for the stock options granted in 2011 at an exercise price of $35.22. In accordance with FASB ASC Topic 718, the grant date fair value for these awards is determined using the Black-Scholes option pricing model. For additional information regarding the calculation of the grant date fair value associated with the option awards, see Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011. Aggregate number of stock options outstanding at December 31, 2011 is as follows: Mr. Carter-133,300; General Crouch-112,300; Mr. Macdonald-65,300; Mr. Smith-181,300; Mr. Wood-34,100 and Mr. Wynne-97,300.

We require that all of our independent directors, within three years of joining the Board, hold shares of our Common Stock, restricted stock or stock options in an amount equal in value to no less than the average of one year's cash Board compensation during that three-year period. All of our independent directors are currently in compliance with this stock ownership requirement.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2011 with respect to the shares of the Company's Common Stock that may be issued under the Company's existing equity compensation plans.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(3)

Equity Compensation Plans Approved by Shareholders(4)	7,720,621	$20.87	9,568,980
_____________

(1)
Excludes purchase rights accruing under the Company's 2009 Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the enrollment date for the offering period in which that semi-annual purchase date occurs, or (ii) the fair market value of the Common Stock on the semi-annual purchase date.

(2)	The calculation of weighted average exercise price does not include RSUs.

(3)	Includes shares available for future issuance under the Purchase Plan. As of December 31, 2011, an aggregate of 4,280,517 shares of Common Stock were available for issuance under the Purchase Plan.

(4)
Consists of the Company's 1993 Stock Option Plan for Non-employee Directors, 2002 Stock Incentive Plan, 2011 Stock Incentive Plan and the Purchase Plan. In addition, the Company had 154,867 stock options and RSUs that were assumed in connection with the acquisitions of Indigo Systems Corporation and ICx Technologies, Inc. The average exercise price of the options was $11.42.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors, officers, and beneficial owners of more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file.
Based solely on the Company’s review of the copies of such reports received by it with respect to fiscal year 2011, or written representations from certain reporting persons, the Company believes that no director, officer or beneficial owner of more than 10% of the outstanding Common Stock of the Company failed to file on a timely basis the reports required under Section 16(a) of the Exchange Act.

STOCK OWNED BY MANAGEMENT
The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock as of February 29, 2012 by: (i) each of the Company directors, (ii) each of the Company’s NEOs, and (iii) all directors and executive officers as a group. The Company believes that each of the following shareholders has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

Name	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Outstanding

Earl R. Lewis	2,603,053	2%
John D. Carter	156,193	*
William W. Crouch	114,693	*
Angus L. Macdonald	103,193	*
Michael T. Smith	192,193	*
John W. Wood, Jr.	41,160	*
Steven E. Wynne	108,193	*
William W. Davis	124,118	*
William A. Sundermeier	351,458	*
Andrew C. Teich	534,920	*
Anthony L. Trunzo	377,707	*
Directors and NEOs as a group (11 persons)	4,706,881	3%
_______________
*    Less than one percent (1%)

(1)
Applicable percentage of ownership is based on 154,062,236 shares of FLIR Common Stock outstanding as of February 29, 2012. Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. None of the shares held by our directors or NEOs are pledged as security. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from February 29, 2012 and upon the vesting of RSU awards within 60 days from February 29, 2012 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The numbers of shares listed in the table above include shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days from February 29, 2012 and upon the vesting of RSU awards within 60 days of February 29, 2012, as follows: Mr. Lewis—1,631,291; Mr. Carter—133,300; General Crouch—112,300; Mr. Macdonald—65,300; Mr. Smith—181,300; Mr. Wood—34,100; Mr. Wynne—97,300; Mr. Davis—109,766; Mr. Sundermeier—321,750; Mr. Teich—471,750; Mr. Trunzo—315,544; and all directors and NEOs as a group—3,473,701.

STOCK OWNED BY PRINCIPAL SHAREHOLDERS
The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock. Except as otherwise indicated, the Company believes that each of the folloiwng shaerholders has sole voting and investment power with respect to the shares beneficially owned by each shareholder.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Outstanding

Capital World Investors(2)	19,078,800	12%
333 South Hope Street Los Angeles, CA 90071
Baillie Gifford & Co.(3)	17,779,335	11%
Carlton Square 1 Greenside Row Edinburgh EH1 3AN Scotland UK
The Bank of New York Mellon Corporation(4)	14,399,004	9%
One Wall Street, 31st Floor New York, NY 10286
The Vanguard Group, Inc(5)	8,457,963	5%
100 Vanguard Blvd. Malvern, PA 19355
T. Rowe Price Associates, Inc.(6)	8,026,070	5%
100 E. Pratt Street Baltimore, MD 21202
_______________
(1) Applicable percentage of ownership is based on 154,968,900 shares of FLIR Common Stock outstanding as of December 31, 2011.

(2)
This information as to beneficial ownership is based on a Schedule 13G/A filed by Capital World Investors, a division of Capital Research and Management Company, with the SEC on February 10, 2012. The Schedule 13G/A states that, as of December 31, 2011, Capital World Investors is the beneficial owner of 19,078,800 shares of Common Stock as to which Capital World Investors has sole dispositive power and sole voting power.

(3)
This information as to beneficial ownership is based on a Schedule 13G/A filed by Baillie Gifford & Co. with the SEC on January 17, 2012. The Schedule 13G/A states that, as of December 31, 2011, Baillie Gifford & Co. is the beneficial owner of 17,779,335 shares of Common Stock as to which Baillie Gifford & Co. has sole dispositive power, including 13,813,544 shares of Common Stock as to which it has sole voting power.

(4)
This information as to beneficial ownership is based on a Schedule 13G/A filed by the Bank of New York Mellon Corporation (“BNY Mellon”) with the SEC on January 30, 2012. The Schedule 13G/A states that, as of December 31, 2011, BNY Mellon and its affiliates are the beneficial owners of 14,399,004 shares of Common Stock as to which certain affiliates of BNY Mellon have sole dispositive power over 13,882,495 of such shares and shared dispositive power over 12,474 of such shares. BNY Mellon and its affiliates have sole voting power over 11,571,226 shares and shared voting power over 314,188 shares.

(5)
This information as to beneficial ownership is based on a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2012. The Schedule 13G states that, as of December 31, 2011, Vanguard is the beneficial owner of 8,457,963 shares of Common Stock as to which Vanguard has sole dispositive power over 8,234,546 of such shares and shared dispositive power over 223,417 of such shares. Vanguard has sole voting power over 223,417 shares.

(6) This information as to beneficial ownership is based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2012. The Schedule 13G/A states that, as of December 31, 2011, T. Rowe Price Associates, Inc. is the beneficial owner of 8,026,070 shares of Common Stock as to which T. Rowe Price Associates, Inc. has sole dispositive power, including 1,691,750 shares of Common Stock to which it has sole voting power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
There were no transactions with related persons during the year ended December 31, 2011. The Company’s Corporate Governance Principles adopted by the Board of Directors provide that neither the Company nor any individual shall enter into a related party transaction unless it has been reviewed and approved by the Audit Committee.

APPROVAL OF THE 2012 EXECUTIVE BONUS PLAN

General

On March 14, 2007, the Compensation Committee originally adopted the FLIR Systems, Inc. 2007 Executive Bonus Plan (the “2007 Bonus Plan”), subject to approval by the shareholders of the Company. The 2007 Executive Bonus Plan was approved by the shareholders at the 2007 Annual Meeting of Shareholders held on April 27, 2007. According to its terms, the 2007 Bonus Plan is due to expire on April 27, 2012. On February 27, 2012, the Compensation Committee adopted the FLIR Systems, Inc. 2012 Executive Bonus Plan (the "2012 Bonus Plan") on, except as noted hereafter, materially the same terms as the 2007 Bonus Plan.

The 2012 Bonus Plan, which will provide for cash incentive payments to certain key executives of the Company, is designed to provide for a direct correlation between performance and compensation for certain of the Company's key executives and is intended to qualify such cash incentive payments for the tax deductibility exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Code Section 162(m) generally disallows a U.S. federal income tax deduction to any publicly held corporation for non-performance based compensation in excess of $1,000,000 paid in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers (other than the Chief Financial Officer). The Company intends to structure awards under the 2012 Bonus Plan so that the amounts paid would be qualified “performance based compensation” eligible for continued deductibility. In accordance with the Code Section 162 (m), the Company is seeking shareholder approval of the 2012 Bonus Plan, including the business criteria upon which the performance goals applicable to the 2012 Bonus Plan may be based and the maximum amount that may be paid during any performance period to an executive.

The following summary describes the principal provisions of the 2012 Bonus Plan. The summary does not purport to be complete and is qualified in its entirety by the full text of the 2012 Bonus Plan, which is attached as Appendix A to this Proxy Statement.

Plan Administration

The 2012 Bonus Plan will be administered by the Compensation Committee. The Compensation Committee will select the key executives who will be eligible to receive awards, the target pay-out levels and the performance goals. The Compensation Committee will also certify the attainment of performance goals. The Compensation Committee has the right, in its discretion, to reduce awards even if the performance goals have been attained.

Description of 2012 Bonus Plan

Participants in the 2012 Bonus Plan will be eligible to receive cash performance awards based on attainment by the Company and/or a subsidiary, division or other operational unit of the Company of specified performance goals to be established for each performance period by the Compensation Committee. The performance award will be payable prior to March 15th in the next fiscal year following the end of the performance period with respect to which the payment relates, but only after the Compensation Committee certifies that the performance goals have been attained.

The employees eligible to participate in the 2012 Bonus Plan are the Company's Chief Executive Officer and the other three highest compensated executive officers of the Company (other than the Chief Financial Officer). Code Section 162(m) requires that performance awards be based upon objective performance measures. The performance goals will be based on one or more of the following business criteria with regard to the Company (or any subsidiary, division, other operational unit or administrative department of the Company) as specified by the Compensation Committee:

•	the attainment of certain target levels of, or a specified increase in, enterprise value or value creation targets;

•	the attainment of certain target levels of, or a percentage increase in after-tax or pre-tax profits, including without limitation that attributable to continuing and/or other operations;

•	the attainment of certain target levels of, or a specified increase in, operational cash flow;

•	the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of, the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee;

•	the attainment of certain target levels of, or a specified percentage increase in, earnings per share or earnings per share from continuing operations;

•	the attainment of certain target levels of, or a specified percentage increase in, net sales, revenues, net income or earnings before income tax or other exclusions;

•	the attainment of certain target levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital or return on committed capital);

•	the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on shareholder equity;

•	the attainment of certain target levels of, or a percentage increase in, market share;

•	the attainment of certain target levels of, or a percentage increase in, the fair market value of the shares of the Company's common stock;

•	the growth in the value of an investment in the Company's common stock assuming the reinvestment of dividends;

•
the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs; or

•	the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula.

To the extent permitted under Code Section 162(m), the Compensation Committee may: (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria. To the extent permitted under Code Section 162(m), the performance goals established by the Compensation Committee may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. The maximum performance award payable to any individual for any performance period is $5,000,000, which shall be proportionately increased for performance periods that are longer than one year and decreased for performance periods that are shorter than one year.

Term and Amendment of the 2012 Bonus Plan

The 2012 Bonus Plan will be effective as of February 27, 2012; however, the 2012 Bonus Plan will terminate if it is not approved by the shareholders at the Annual Meeting. The 2012 Bonus Plan may be amended, suspended or discontinued by the Board of Directors at any time. However, shareholder approval is required for an amendment that increases the maximum payment which may be made to any individual for any performance period above the award limits outlined above and specified in the 2012 Bonus Plan, materially alters the business criteria for performance goals set forth in the 2012 Bonus Plan, changes the class of eligible employees or otherwise requires shareholder approval under Code Section 162(m). Once approved by the Company's shareholders, the 2012 Bonus Plan shall continue in effect until its termination by the Board of Directors.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR approval of the Company's 2012 Bonus Plan. If a quorum is present, this proposal will be approved if a majority of the votes cast on the proposal are voted in favor of approval. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not be counted and will have no effect in determining whether the proposal is approved. Proxies solicited by the Board will be voted for approval of the 2012 Bonus Plan unless a vote against the proposal or abstention is specifically indicated.

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND RELATED INFORMATION
Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has appointed KPMG LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012, subject to the ratification of such appointment by the Company’s shareholders. KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2011.
Recommendations of the Audit Committee and the Board of Directors
The Audit Committee and the Board of Directors unanimously recommend that shareholders vote FOR the ratification of the appointment of the independent registered public accounting firm. If a quorum is present, this proposal will be ratified if the number of votes cast in favor of ratification exceed the number of votes cast opposing the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not be counted and will have no effect on the determination of the outcome of this proposal. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.
A representative of KPMG LLP, who is expected to be present at the Annual Meeting, will be given the opportunity to make a statement and will be available to respond to appropriate questions.
Audit Committee Report
The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s systems of internal controls and the independence and performance of the independent registered public accounting firm. The Audit Committee is comprised of three non-employee directors, each of whom is an independent director as defined in Section 10A(m) of the Exchange Act, and Rule 10A-3 promulgated thereunder and by the listing rules of NASDAQ. The Board of Directors has determined that Mr. Smith qualifies as an “audit committee financial expert” for purposes of regulations of the SEC. The Audit Committee operates pursuant to a written charter approved by the Board of Directors. The charter is reviewed annually. A copy of the charter is available for review on the Company’s website at www.flir.com/investor.
The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation, presentation and integrity of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is accountable to the Audit Committee and is responsible for performing an independent audit of those consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles. The Audit Committee acts in an oversight capacity and its responsibility is to monitor and review these processes. The Audit Committee selects, hires and evaluates the independent registered public accounting firm. In its oversight role, the Audit Committee relies, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and on the report of the Company’s independent registered public accounting firm, KPMG LLP, with respect to the Company’s consolidated financial statements.
The Audit Committee held 9 meetings during 2011. At each of these meetings, the Audit Committee met with senior members of the Company’s financial management team, the Company’s President and Chief Executive Officer and the Company’s independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee held private sessions with KPMG LLP as required, at which discussions of financial management, accounting and internal controls took place. The Audit Committee reviewed with KPMG LLP the overall scope and plans for their audit, the results of the audit examinations, the adequacy of the Company’s internal controls and the quality of the Company’s financial reporting.
The Audit Committee also discussed with representatives of KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (“SAS 61”) “Communication with Audit Committees.” SAS 61 requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of its audit of the Company’s consolidated financial statements with respect to:

•	Its responsibility under professional standards;

•	Significant accounting policies;

•	Critical accounting policies and practices;

•	Qualitative aspects of accounting practices;

•	Significant management judgments and accounting estimates;

•	Uncorrected and corrected misstatements;

•	Disagreements with management;

•	Management’s consultation with other accountants;

•	Significant issues discussed, or subject to correspondence with management;

•	Significant difficulties encountered during the audit;

•	Other significant findings or issues; and

•	Confirmation of audit independence.
The Audit Committee discussed with KPMG LLP its independence. KPMG LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence to the effect that, in its professional judgment, KPMG LLP is independent of the Company within the meaning of the federal securities laws. The Audit Committee also discussed with KPMG LLP that the provision of non-audit services was compatible with KPMG LLP maintaining its independence.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.
AUDIT COMMITTEE
Michael T. Smith, Chair
Angus L. Macdonald
Steven E. Wynne

Fees Paid To KPMG LLP
All services to be provided by KPMG LLP are required to be approved by the Audit Committee in advance. The audit and audit-related services are approved annually. With respect to services other than audit and audit-related services, at least annually, the independent registered public accounting firm submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, either at the time that the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent registered public accounting firm presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, KPMG LLP must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.
The aggregate fees billed by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2011 and 2010 were as follows:

	Year Ended December 31,
	2011	2010
Audit Fees	$2,593,000	$2,694,000
Audit-Related Fees	25,000	174,000
Tax Fees	1,749,000	1,258,000
Other Fees	—	—
Total Fees	$4,367,000	$4,126,000
Audit Fees.    Audit fees include fees for services rendered for the audit of the annual financial statements included in Form 10-K, including audit procedures related to business acquisitions, the audit of internal control over financial reporting and the review of the quarterly financial statements included in Form 10-Q. In addition, amounts include fees for statutory filings and audits, issuance of consents and assistance with and review of documents filed with the SEC.
Audit-Related Fees.    Audit-related fees include fees for the annual audit of an employee benefit plan and a commercial due diligence project related to a business acquisition.
Tax Fees.    Tax fees include fees principally for tax consultation and tax compliance services.

SHAREHOLDER PROPOSAL TO TAKE STEPS TO BEGIN THE PROCESS OF DECLASSIFYING THE COMPANY'S BOARD OF DIRECTORS
The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10018, owner of approximately 292 shares of the Company's common stock, through its representative, The Harvard Law School Shareholder Rights Project, has advised us that it intends to present the following resolution at the annual meeting. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent of the shareholder proposal.
Shareholder Proposal
Resolved, that shareholders of FLIR Systems, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.
Shareholder Supporting Statement
This resolution was submitted by the Nathan Cummings Foundation. The Harvard Law School Shareholder Rights Project represented and advised the Nathan Cummings Foundation in connection with this resolution.
The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.
Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January1, 2010 - June 30, 2011 exceeded 75%.
The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:
Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007);
Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates and Subramanian, (2002);
Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and
Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).
Please vote for this proposal to make directors more accountable to shareholders.
Statement of the Board of Directors in Opposition to the Shareholder Proposal
After careful consideration, the Board of Directors recommends voting AGAINST this proposal for the reasons provided below.
FLIR Has Demonstrated Superior Performance Under the Current Board Structure
The Board has concluded that the Company's classified board structure continues to be in the best interests of FLIR and its shareholders. The proponent cites studies which link classified boards with lower firm valuation and/or inferior corporate decision-making as an argument to change the Company's current board structure. The Company, however, has a demonstrated record of superior performance while its Board has been classified.

Over Time, the Company Has Outperformed the Market:

•
Since the Company's initial public offering ("IPO") in 1993, through December 31, 2011, the Company's stock price has grown at a 16.7% compounded annual growth rate (“CAGR”), as compared to a 5.8% CAGR for the S&P 500 index.

•
For the eighteen-year period since the Company's 1993 IPO through 2011, FLIR's total stock appreciation was 1,661%, as compared to 303% for the S&P 500's. (Both percentages reflect cumulative price appreciation, including dividends.)

•	The Company's share performance has exceeded that of the S&P 500 index in 6 of the last 10 years.

More Recent History Also Demonstrates the Company's Strong Performance:

•	Since 2001, the Company's revenue, earnings per share and operating cash flow have grown at annual rates of 22%, 21%, and 24%, respectively.

•	The Company instituted a quarterly dividend in 2011.

Classified Board Supports Long-Term Strategic Perspectives
We believe that the Company's current board structure allows its directors to develop a deeper familiarity of the Company's business and encourages long-term, strategic thinking. Such a long-term strategic approach is particularly critical for the Company, as its business model requires heavy investments in research and development projects that may take years to yield the desired results. Moreover, we believe that three-year terms promote continuity and foster an appropriate institutional memory among directors. Experienced directors who are knowledgeable about the Company's complex business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and its shareholders. Staggered terms give the Company's new directors an opportunity to gain knowledge about the Company's business from its continuing directors. If all directors were elected annually, the Board could be composed entirely of directors who were unfamiliar with the Company and its business strategies. This could jeopardize the Company's long-term strategies and growth plans. Finally, our board structure allows for director terms consistent with the investment horizon of our most crucial strategic activities. It is common for our Board to act on decisions that may not impact current performance but will result in significant value creation beyond a one year time horizon. Thus, we believe three year terms on a staggered basis are appropriate and consistent with a prudent investment horizon for a company such as ours, and that our shareholders are best served by director terms that reflect the long term nature of our business. For all of these reasons, the Board believes that the Company's current classified three year term for all directors is prudent and consistent with the best interests of all our shareholders.
Classified Board Enhances Shareholder Value in the Event of an Unsolicited Acquisition Offer
There is empirical evidence that the classified board structure may enhance shareholder value in the merger and acquisition context. The classified board structure may improve the relative bargaining power of the target company on behalf of its shareholders by providing leverage to negotiate for higher value bids or pursue third party suitors who may be able to offer a higher value. As a result, target company shareholders may receive a larger proportional share of the total value gains from a merger. Becher, David A., Bates, Thomas W. and Lemmon, Michael L., Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control (September 2007). HKUST Business School Research Paper No. 07-05. Available at SSRN: http://ssrn.com/abstract=923408. The authors of this study suggest that “a more circumspect policy approach be adopted by some governance practitioners and academics whose recent calls for the abolition of [classified boards] seem unwarranted and potentially damaging for shareholders.”
The Company's current board structure reduces its vulnerability to potentially unfair and abusive takeover tactics and encourages potential acquirers to negotiate with the Board. A classified board structure does not preclude unsolicited acquisition proposals. However, by eliminating the threat of imminent removal, it allows the Board to maximize the value of a potential acquisition by giving the Company time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal and to consider alternatives, including the continued operation of the Company's business.
FLIR Directors Are Accountable to Shareholders.
Under the Oregon Business Corporation Act, all directors are required to uphold their fiduciary duties to the Company's shareholders, regardless of how often they stand for election. Under the Company's classified board structure, thirty to forty-percent of the directors stand for election each year; a majority of directors will stand for election during any two-year period. Additionally, any director, or the entire Board, may be removed from office if there is “cause” for the removal, subject to the terms of the Company's Second Amended and Restated Articles of Incorporation. As a result, FLIR benefits from the stability and continuity of a classified board structure, while retaining meaningful director accountability.

Shareholders should be aware that approval of the shareholder proposal will not, in and of itself, declassify the Board. Consistent with its fiduciary duties, if shareholders approve the proposal, the Board would review its position with respect to the Company's classified board structure. Should the Board determine to declassify the Board, it would need to submit a proposal to the shareholders for approval of an amendment to the relevant section of the Company's Second Amended and Restated Articles of Incorporation, following which the affirmative vote of 75 percent of the votes then entitled to be cast for the election of directors would be required to approve the proposed amendment.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote AGAINST the approval of the shareholder destaggering proposal. If a quorum is present, in order to approve the destaggering proposal, the number of votes cast in favor of the proposal must exceed the number of votes cast opposing the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not be counted and will have no effect on the determination of the outcome of this proposal.

SHAREHOLDER PROPOSAL TO TAKE STEPS TO ADOPT A MAJORITY VOTE STANDARD TO BE USED IN UNCONTESTED DIRECTOR ELECTIONS
The Sheet Metal Workers' National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314, owner of approximately 4,200 shares of the Company's common stock, has advised us that it intends to present the following resolution at the annual meeting. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent of the shareholder proposal.
Shareholder Proposal
Resolved, that the shareholders of FLIR Systems, Inc. ("Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.
Shareholder Supporting Statement
FLIR Systems' Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.
Over the six years, nearly 80% of the companies in the S&P 500 Index have adopted a majority vote standard in company bylaws, articles of incorporation, or charter. These companies have also adopted a director resignation policy that establishes a board-centric post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections.
The FLIR Systems' Board of Directors has not acted to establish a majority vote standard, retaining its plurality vote standard. The Board should take this critical first step to initiate the articles amendment process to establish a meaningful majority vote standard. With a majority vote standard in place, the Board can then refashion its director resignation policy to address the status of unelected directors. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors at FLIR Systems, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream of major U.S. companies and establish a majority vote standard.

Statement of the Board of Directors in Opposition to the Shareholder Proposal
After careful consideration, the Board of Directors recommends voting AGAINST this proposal for the reasons provided below.
The Company's Majority Vote Policy Effectively Addresses the Concerns Raised by the Proposal
The Board believes that the Company's existing governance structure effectively addresses the concerns raised by the shareholder proposal.  In 2011, the Board adopted a policy (the “Majority Vote Policy”) that provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee, which is composed entirely of independent directors, is then required to make a recommendation to the Board as to whether to accept or reject the resignation of such director, or whether other action should be taken. The Board must then make a decision regarding the resignation and publicly disclose its decision, and the rationale underlying it, within 90 days of the election.
The Majority Vote Policy ensures that a director nominee who receives less than a majority vote in an uncontested election will not serve on the Board without being subject to substantial scrutiny by both the Corporate Governance Committee and the Board.  Thus, the Board believes the Majority Vote Policy effectively addresses the concerns raised by the proposal.
Flexibility is in the Best Interests of Shareholders
The Company is incorporated under the laws of Oregon, and shareholders currently elect directors by plurality voting.  Plurality voting is the default standard under Oregon law.  The Company's Majority Vote Policy effectively modifies the plurality voting standard in uncontested elections in a manner that affords shareholders more meaningful input in such elections than they otherwise would have.  However, it also retains for the Board the ability to exercise its judgment based upon the needs of the Company at any point in time.  The Board believes this flexibility is in the best interests of all shareholders and is preferable to a strict majority vote standard.
The Ten-Year Average Affirmative Vote for Directors Exceeds 91%
Adopting a majority vote standard in the election of directors seems particularly unwarranted in the Company's case. During the past ten years, the average affirmative vote for directors at the Company has been approximately 91.78 percent of shares.  The adoption of a majority vote standard would not have affected the outcome of the election process in any of such years and the high level of support demonstrates that shareholders have generally been satisfied with the Company's directors.  Moreover, the Corporate Governance Committee applies stringent criteria in identifying and nominating director candidates and has established procedures to consider and evaluate director candidates recommended by shareholders.  This process has been instrumental in creating a board composed of independent (other than Mr. Lewis, the Company's CEO), highly qualified directors.
We believe that the Company's Majority Vote Policy provides shareholders a meaningful and significant role in the election of directors, and for the reasons presented above, we do not believe that the shareholder proposal is in the best interests of the Company or its shareholders.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote AGAINST the approval of the shareholder majority vote proposal. If a quorum is present, in order to approve the majority vote proposal, the number of votes cast in favor of the proposal must exceed the number of votes cast opposing the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not be counted and will have no effect on the determination of the outcome of this proposal.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company’s Proxy Statement for the 2013Annual Meeting of Shareholders. Any such proposal must be received by the Company not later than November 16, 2012. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s Bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of an annual meeting date was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting.

OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. Employees of the Company may solicit proxies personally or by telephone without additional compensation to their regular compensation. Upon request, we will reimburse the reasonable costs incurred by brokers, banks, or other nominees for mailing proxy materials and annual shareholder reports to the beneficial owners of the shares they hold of record. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its designated officers and employees, the Company has retained the services of Phoenix Advisory Partners to solicit proxies for a fee of $7,500, plus expenses.

ADDITIONAL INFORMATION
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2011 with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Investor Relations, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070.
Shareholders Sharing the Same Last Name and Address
If you own your shares through a broker, bank or other nominee, the Company is sending only one Proxy Statement to you if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce the Company’s printing and mailing costs. If you received only one copy of this Proxy Statement and wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements, or if you are receiving multiple proxy statements and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070 or calling Investor Relations at (503) 498-3547, and we will promptly deliver additional materials or refrain from delivering additional materials, as requested.

Electronic Delivery of Proxy Materials and Annual Report
This Proxy Statement and the Company’s 2011 Annual Report on Form 10-K are available on the Company’s website at www.flir.com/investor. If you own your shares through a broker, bank or other nominee, instead of receiving paper copies in the mail of next year’s proxy statement and annual report or a notice of availability of proxy materials, you can elect to receive an e-mail message that will provide a link to these documents by contacting the institution that holds your shares. By opting to access your proxy materials online, you will reduce the amount of mail you receive and help conserve natural resources and reduce the Company's printing and mailing costs.

By Order of the Board of Directors
Earl R. Lewis
Chairman of the Board of Directors, President
and Chief Executive Officer
Wilsonville, Oregon
March 16, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

FLIR SYSTEMS, INC.	To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

▼  FOLD AND DETACH HERE  ▼

						Please mark your votes as indicated in this example	☒
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING:					THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL(S):
		FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT	FOR	AGAINST	ABSTAIN

					2. Approval of the 2012 Executive Bonus Plan. To approve adoption of the 2012 Executive Bonus Plan for the Company's executive officers. ☐	☐	☐
1	Election of two directors for three-year terms.	☐	☐	☐
3. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.
					☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE FOLLOWING PROPOSAL(S)

01 Earl L. Lewis 02 Steven E. Wynne, each for a three-year term expiring in 2015.
4. To consider a shareholder proposal that the Company's Board of Directors take steps to begin the process of declassifying the Company's Board of Directors, provided the shareholder proposal is presented properly at the Annual Meeting.

					☐	☐	☐

5. To consider a shareholder proposal that the Company's Board of Directors take steps to adopt a majority voting standard to be used in uncontested director elections, provided the shareholder proposal is presented properly at the Annual Meeting.
					☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Note: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of the Company’s Proxy
Statement and hereby revokes any proxy or proxies previously given.
If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

						Mark Here for	☐
Address Change
or Comments
SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your FLIR Systems, Inc. account online.
Access your FLIR Systems, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for FLIR Systems, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report on Form 10-K are available at: www.flir.com/investor
▼  FOLD AND DETACH HERE  ▼
PROXY
FLIR SYSTEMS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of FLIR Systems, Inc., an Oregon corporation (the “Company”), hereby appoints Anthony L. Trunzo and William W. Davis, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m. on April 27, 2012 at FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070, and any adjournments or postponements thereof upon the following matters.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND 3 "AGAINST" PROPOSALS 4 AND 5 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

Address Change/Comments (Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)